SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
among
BALLY TOTAL FITNESS HOLDING CORPORATION,
debtor and debtor-in-possession,
as Borrower
The Several Banks and other Financial Institutions
Parties Hereto
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent
WELLS FARGO FOOTHILL, LLC,
as Revolving Credit Agent and as Issuing Lender
and
THE CIT GROUP/BUSINESS CREDIT, INC.,
as Revolving Syndication Agent
Dated as of August 22, 2007

2

3

4

SCHEDULES

Schedule 1.01(a)	Existing Liens
Schedule 1.01(b)	Unrestricted Subsidiaries
Schedule 1.01(c)	Pro Forma EBITDA Threshold
Schedule 1.01(d)	Letters of Credit Outstanding
Schedule 4.01(dd)	Historical Consolidated EBITDA
Schedule 5.09	Litigation
Schedule 5.14	ERISA Matters
Schedule 5.16	Restrictions on Subsidiaries
Schedule 5.18	Environmental Matters
Schedule 5.20	Trademark Disputes
Schedule 6.09	Insurance
Schedule 7.01(h)	Investments and Intercompany Loans
Schedule 7.02(b)	Existing Debt
Schedule 9.01	Addresses for Notices

EXHIBITS

Exhibit A.	Form of Guarantee and Collateral Agreement
Exhibit B.	Form of Collateral Agency Agreement
Exhibit C.	List of Commitment Percentages
Exhibit D.	List of Subsidiaries
Exhibit E.	Form of Operating Bank Guaranty
Exhibit F.	Form of Revolving Note
Exhibit G.	Form of Term Note
Exhibit H.	Form of Opinions of Borrower’s Special Counsel
Exhibit I.	Form of Opinion of General Counsel
Exhibit J.	Form of Assignment and Acceptance
Exhibit K.	Form of Final Order
Exhibit L.	Form of Exit Credit Agreement
Exhibit M.	Form of Alternative Exit Credit Agreement

SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
          This Superpriority Debtor-in-Possession Credit Agreement, dated as of August 22, 2007 (this “Agreement”), among BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (“Borrower”), the banks and other financial institutions from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), WELLS FARGO FOOTHILL, LLC, as revolving credit agent (in such capacity, the “Revolving Credit Agent”) and as Issuing Lender, THE CIT GROUP/BUSINESS CREDIT, INC., as revolving syndication agent (in such capacity, the “Revolving Syndication Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and is entered into with respect to the following:
RECITALS
          1. On July 31, 2007 (the “Filing Date”), Borrower and certain of Borrower’s subsidiaries filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
          2. Borrower has requested that the Lenders provide a credit facility to Borrower in an aggregate principal amount not to exceed $292,000,000, which credit facility shall consist of (a) a secured revolving credit facility in an aggregate principal amount of $50,000,000, including a letter of credit subfacility of $40,000,000 (the “Revolving Credit Facility”), and (b) a term loan facility in an aggregate principal amount of $242,000,000 (the “Term Loan Facility” and collectively with the Revolving Credit Facility, the “Facility”).
          3. The proceeds of the Facility will be used (i) to repay the Prepetition Facility in full on the Closing Date, (ii) to pay related fees and expenses associated with negotiation, execution and delivery of this Agreement, (iii) to make Prepetition Payments solely to the extent approved by the Bankruptcy Court and permitted hereunder and (iv) for working capital and other general corporate purposes of the Borrower and the Guarantors to the extent permitted hereunder.
          4. To provide security for the repayment of all obligations of any kind of the Credit Parties hereunder and under the other Credit Documents, including (i) direct borrowings, and (ii) reimbursement obligations under Letters of Credit, each of the Credit Parties will provide to the Collateral Agent (for the benefit of the Secured Creditors) the following (all as more fully described herein):
               (a) pursuant to Section 364(c)(1) of the Bankruptcy Code, a super-priority claim in the Cases,
               (b) pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on all unencumbered property and assets of the Credit Parties of any kind,

               (c) pursuant to Section 364(c)(3) of the Bankruptcy Code and subject to clause (d) below, a perfected Lien on the property of the Credit Parties as more fully described herein, subject to unavoidable (x) valid and perfected Liens in existence at the time of the commencement of the Cases, (y) valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (the Liens described in clause (x) above and this clause (y), being “Existing Liens”), other than with respect to the Primed Liens, and (z) post-petition Capitalized Leases or purchase money financings permitted to be entered into hereunder, and
               (d) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority, senior priming Lien on all the property of the Credit Parties of any kind that secure obligations under the Prepetition Facility and any Liens that are junior to such Liens, all of which existing Liens (the “Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Collateral Agent, which senior priming Liens in favor of the Collateral Agent shall also prime any Liens arising after the commencement of the Cases to provide adequate protection in respect of any Primed Liens but shall not prime Liens, if any, to which the Primed Liens are subject at the time of the commencement of the Cases;
subject only to the Carve-Out (as defined herein).
          In consideration of the premises and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMINOLOGY
          Section 1.01 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Administrative Agent” means Morgan Stanley Senior Funding, Inc., or any successor agent thereto.
          “Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.
          “Agents” means the Administrative Agent, the Collateral Agent, the Revolving Credit Agent and the Revolving Syndication Agent.
          “Agreement” has the meaning assigned in the recitals hereto.
          “Alternative Conversion Conditions” has the meaning assigned in Section 10.15(b).
          “Alternative Exit Credit Agreement” means the Exit Credit Agreement in substantially the form of Exhibit M hereto, as amended, modified, supplemented or otherwise modified from time to time.

          “Alternative Exit Credit Facility Fee Letter” means that certain Alternative Exit Credit Facility Fee Letter, dated August 13, 2007, between Morgan Stanley Senior Funding, Inc. and Borrower, as amended, supplemented or otherwise modified from time to time.
          “Alternative Exit Loan Documents” has the meaning assigned in Section 10.15(b).
          “Alternative Exit Loans” has the meaning assigned in Section 10.15(b).
          “Applicable Margin” means, at any time, (a) with respect to Revolving Loans (i) that are Eurodollar Rate Loans, 2.00%, and (ii) that are Reference Rate Loans, 1.00%; (b) with respect to Term Loans (i) that are Eurodollar Rate Loans, 4.25%, and (ii) that are Reference Rate Loans, 3.25%; (c) with respect to Letter of Credit fees, 2.00%; and (d) with respect to any other payment obligations hereunder bearing interest based on the Reference Rate, 1.00%.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arranger” means Morgan Stanley Senior Funding, Inc.
          “Banking Day” means a day other than Saturday or Sunday on which (i) banks are open for business in New York City and (ii) for any calculation, determination or other matter with respect to Eurodollar Rate Loans, dealings in foreign currencies and exchange between banks may be carried on in London, England.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
          “Borrowing Date” means, with respect to each Loan, the date such Loan is made.
          “Capitalized Lease” means any lease which is or should be, in accordance with GAAP, capitalized on the balance sheet of the lessee.
          “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or other equity interests whether now outstanding or issued after the Closing Date.
          “Carve-Out” has the meaning assigned in Section 2.21(a).
          “Carve-Out Trigger Notice” has the meaning assigned in Section 2.21(a).
          “Cases” means the cases of Borrower and the Guarantors currently pending under Chapter 11 of the Bankruptcy Code.

          “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any bank whose short-term commercial paper rating from Standard & Poor’s Ratings Group, a division of McGraw-Hill (“S&P”), is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof (any such Lender, an “Approved Lender”), with maturities of not more than 12 months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (i) entered into with an Approved Lender, (iv) commercial paper issued by, or guaranteed by, any Approved Lender or by the parent company of any Approved Lender or commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or issued by, or guaranteed by, any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, respectively, and in each case maturing within 12 months after the date of acquisition and (v) any fund or funds making substantially all of their investments in investments of the type described in clauses (i) through (iv) above.
          “Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.
          “Change of Control Event” shall be deemed to have occurred if a majority of the seats on the Board of Directors of the Borrower are occupied by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated.
          “Closing Date” means the date on which all of the conditions in Section 4.01 are satisfied or waived.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
          “Collateral” means all real, personal and mixed property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor and their respective Subsidiaries in or upon which a security interest, pledge, lien or mortgage is granted to the Lenders or the Collateral Agent pursuant to the Collateral Documents or the Final Order for the benefit of the Secured Creditors whether under this Agreement or under any other documents, instruments or writings executed by any such Persons in connection with Loans or other credit extensions made hereunder and delivered to the Collateral Agent or the Lenders.
          “Collateral Agency Agreement” means the Collateral Agency Agreement between the Collateral Agent and the Loan Agents in the form of Exhibit B hereto, as amended, supplemented or otherwise modified.

          “Collateral Agent” means Morgan Stanley Senior Funding, Inc., or any successor agent thereto acting as Collateral Agent for the Secured Creditors pursuant to the Collateral Agency Agreement.
          “Collateral Documents” means, collectively, (i) the Guarantee and Collateral Agreement, the Collateral Agency Agreement, the Operating Bank Guaranty, and all other security agreements, mortgages, deeds of trust, guarantees and other agreements between Borrower or any Guarantor and their respective Subsidiaries and any of the Lenders or the Collateral Agent for the benefit of the Lenders or the Secured Creditors, now or hereafter delivered to any of the Secured Creditors or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents) now or hereafter filed in accordance with the Uniform Commercial Code (or comparable law) against Borrower or any Guarantor or any Subsidiaries in favor of any of the Lenders or the Collateral Agent for the benefit of the Lenders or the Secured Creditors and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.
          “Commitment” means, as to any Lender, such Lender’s Revolving Credit Commitment, L/C Commitment, and Term Loan Commitment, collectively, as to all the Lenders, the “Commitments”.
          “Commitment Percentage” means, as to each Lender, its Revolving Credit Commitment Percentage and its Term Loan Commitment Percentage, as applicable.
          “Commitment Reductions” means the amount of the permanent reductions of the Revolving Credit Commitment Amount resulting from the application of Section 2.11, 2.13 or any other provision contained herein.
          “Consolidated” or “consolidated” means (i) when used herein with reference to financial statements, ratios, assets, liabilities, operating accounts or operations of Borrower and its Subsidiaries, that any calculations have been made by combining the assets and liabilities of Borrower and its Subsidiaries after eliminating all intercompany items; and (ii) when used herein with reference to a Subsidiary, a Subsidiary the financial statements of which have been presented together with those of Borrower.
          “Consolidated Adjusted EBITDA” means Consolidated EBITDA for the twelve month period most recently ended prior to the date of determination for which financial statements have been delivered pursuant to Section 6.03, adjusted on a pro forma basis to give effect to dispositions made during (or after) such twelve month period pursuant to Section 7.08(f), (n) and (o) and acquisitions permitted under this Agreement made during (or after) such twelve month period, on the following basis:
               (a) cash rent obligations related to Permitted Sale/Leasebacks shall be deducted from Consolidated EBITDA as if such transaction had been consummated on the first day of such twelve month period;
               (b) cash club contribution (net of associated overhead cost additions) of clubs having actual operations during such twelve month period acquired by Borrower during such twelve month period (which may be a negative number), shall be included in Consolidated EBITDA for the period during which such clubs had actual operations as if such transaction had been consummated on the first day of such twelve month period;
               (c) cash club contribution (net of associated overhead cost savings) of clubs disposed during the prior twelve month period (which may be a negative number), shall be excluded from Consolidated EBITDA as if such transaction had been consummated on the first day of such twelve month period; and
               (d) cash rent obligations in respect of leases or subleases disposed under Section 7.08 (o)(ii) shall be added-back to Consolidated EBITDA as if such disposals had been consummated on the first day of such twelve month period.
          “Consolidated EBITDA” means, with respect to Borrower and its Subsidiaries on a consolidated basis, without duplication, for any period of determination, Consolidated Net Income (loss) plus to the extent deducted in determining Consolidated Net Income (loss): (a) income, withholding (including foreign), franchise or similar taxes paid or accrued during such period, (b) consolidated interest expense calculated in accordance with GAAP and Letter of Credit fees, (c) depreciation, amortization (including non-cash amortization of debt discount or deferred financing costs) and non-cash impairment charges, (d) all other non-cash charges, (e) cash restructuring charges, fees, expenses, settlements and claims related to Borrower’s restructuring/reorganization efforts associated with its Chapter 11 proceeding, (f) other cash restructuring charges, including third-party professional fees for operational and financial advisory services, provided that such charges shall not exceed $6.0 million for the six months ending December 31, 2007 and $8.0 million for fiscal year 2008, (g) cash public company expenses incurred in fiscal year 2007, (h) cash expenses incurred by Borrower or any Subsidiary to the extent actually reimbursed by a third party, (i) cash severance payments made to employees or officers, (j) cash fees, costs and expenses incurred in connection with this financing, and any other debt or equity issuances, refinancings, acquisitions, investments or dispositions permitted by this Agreement, (k) to the extent covered by insurance under which insurer has been notified and has not denied coverage, expenses with respect to liability or casualty events or business interruption, (l) cash fees and expenses associated with the SEC investigation, the DOJ Investigation and related shareholder litigation and litigation relating to insurance rescission and indemnity claims, provided that such charges shall not exceed $2 million for the six months ending December 31, 2007 and $4 million in the aggregate for fiscal year 2008, (m) penalties, judgments and settlements associated with the SEC investigation, the DOJ Investigation, litigation relating to insurance rescission and related shareholder litigation, (n) any operating losses, including pre-opening expenses and losses, attributable to new clubs open for less than 12 months, not to exceed $3.0 million in any fiscal year and (o) extraordinary cash one time club improvement project expenses, IT expenses, and business process improvements related expenses not to exceed $5.0 million in any fiscal year in the aggregate, minus (a) cash payments made during such period in respect of non-cash items added back in a prior period, plus or minus (a) changes in deferred revenue for such period, as applicable and (b) the difference between GAAP rental expense reflected on Borrower’s Consolidated Income Statement and cash rent expense.

          “Consolidated Net Income” of Borrower means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), minus (i) all extraordinary gains or losses (less all fees, costs, and expenses relating thereto), (ii) the portion of net income (or loss) of Borrower and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by Borrower or one of its Subsidiaries, (iii) net income (or loss) of any Person combined with Borrower or any of its subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any Plan, (v) any gains or losses (less all fees, costs, and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, and (vi) the net income of any Subsidiary to the extent that the declaration of the dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders.
          “Consummation Date” means the date of the Consummation of the Plan of Reorganization.
          “Consummation of the Plan of Reorganization” means the occurrence of the Effective Date (as defined in the Plan of Reorganization) and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Conversion Conditions” has the meaning assigned in Section 10.15(a).
          “Credit” means the credit available to Borrower under Article II hereof.
          “Credit Documents” means, collectively, this Agreement, the Notes and the Collateral Documents.
          “Credit Parties” means Borrower and each of its Subsidiaries which is a party to a Credit Document.
          “Debt” means for any Person (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to letters of credit, whether or not matured), (ii) all obligations of such Person representing the deferred purchase price of real or personal property or of services (other than trade liabilities or accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), (iii) the amount of all obligations of such Person under Capitalized Leases determined in accordance with GAAP, (iv) the Termination Value of any Interest Expense Hedging Agreement, and (v) without duplication of any amount of Debt included in clause (i), (ii), (iii) or (iv) of this definition, all Guaranties made by such Person.

          “Default” means an event which with the giving of notice, passage of time or both would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans or participations in any Letter of Credit required to be funded hereunder within one (1) Banking Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Agents or any Lender (or its banking Affiliates) any other amount required to be paid by it hereunder within one (1) Banking Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Demand Deposit Accounts” means (i) the demand deposit accounts listed on Annex 1 to the Operating Bank Guaranty maintained by Borrower and/or any of its Subsidiaries with the respective Revolving Credit Lenders identified on such Annex, and (ii) other demand deposit accounts established by Borrower or any of its Subsidiaries on or after the date hereof which shall be promptly identified by Borrower in writing to the Administrative Agent including, from time to time following the Closing Date, at the option of Borrower, by delivery of an updated Annex 1.
          “DIP and Exit Credit Facility Fee Letter” means that certain DIP and Exit Credit Facility Fee Letter, dated June 29, 2007, between Morgan Stanley Senior Funding, Inc. and Borrower, as amended, supplemented or otherwise modified from time to time.
          “DOJ Investigation” means investigations, requests for information and related matters initiated by the Justice Department in connection with the previously announced restatements of Borrower’s financial statements and related matters.
          “Dollars” and “$” mean United States dollars.
          “Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of any jurisdiction within the United States.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.
          “ERISA Affiliate” means any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.
          “Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

          “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Banking Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the applicable Loan Agent or, in the absence of such availability, by reference to the rate at which the applicable Loan Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Banking Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Rate Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Event of Default” means any event listed in Article VIII.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Existing Lien” has the meaning assigned in the recitals hereto.
          “Exit Credit Agreement” means the Exit Credit Agreement in substantially the form of Exhibit L hereto, as amended, supplemented or otherwise modified from time to time.
          “Exit Loan Documents” has the meaning assigned in Section 10.15(a).
          “Exit Loans” has the meaning assigned in Section 10.15(a).
          “Facility” has the meaning assigned in the recitals hereto.
          “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between a seller under no compulsion to sell and a willing buyer under no compulsion to buy.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the applicable Loan Agent from three (3) Federal funds brokers of recognized standing selected by it.
          “Fee Letters” means the collective reference to the DIP and Exit Credit Facility Fee Letter and the Alternative Exit Credit Facility Fee Letter.
          “Filing Date” has the meaning assigned in the recitals hereto.
          “Final Order” has the meaning assigned in Section 4.01(j).
          “Foreign Subsidiaries” means any Subsidiary of Borrower organized under the laws of any jurisdiction outside the United States of America.
          “Franchise Program” means a program under which Borrower or its Subsidiaries grant franchises to third parties which require franchisees, among other things, to pay fees to Borrower and/or its Subsidiaries, make use of certain collection and administrative services of Borrower and its Subsidiaries and contribute to a national advertising program and which entitle the franchisees, among other things, to receive training from Borrower and its Subsidiaries, to have nonexclusive licenses to use on a limited basis certain service marks, trademarks and trade names and other intellectual property of or licensed to Borrower and its Subsidiaries, and to sell memberships to use facilities of the franchisee and Borrower and its Subsidiaries. A Franchise Program may include the conversion of certain facilities owned by Borrower or its Subsidiaries to franchised facilities, so long as such conversions are consummated on terms and conditions permitted under this Agreement.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
          “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement in the form of Exhibit A hereto, as amended, supplemented or otherwise modified from time to time.
          “Guarantors” means collectively, the domestic Subsidiaries that are signatories to the Guarantee and Collateral Agreement and any other Subsidiary which hereafter becomes a Guarantor pursuant to Section 3.04 (each individually a “Guarantor”).
          “Guaranty” means, as applied to any Debt, (i) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn under letters of credit. The amount of any Guaranty of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty.
          “Hazardous Materials” means any (i) “hazardous substance” or “toxic substances,” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, all as amended or hereafter amended; (ii) “hazardous waste”, as defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended or hereafter amended; (iii) pollutant or contaminant or hazardous, dangerous or toxic chemical, material, or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to protection of health, safety or the environment, as amended or hereafter amended; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as amended or hereafter amended; (vi) asbestos or asbestos containing material (“ACM”) in any form or condition and (vii) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs.
          “Hazardous Materials Claims” has the meaning assigned in Section 6.02(f).
          “Hazardous Materials Laws” means any federal, state or local statute, regulation, ordinance or other legal requirement (including consent decrees and administrative orders) relating to protection of health, safety or environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq.; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; any similar state or local laws; any regulations promulgated pursuant to any of the foregoing; and all of the foregoing as amended or hereafter amended.
          “Intangible Asset” means any asset which is treated as an intangible asset in conformity with GAAP, including, without limitation, leasehold rights, franchise rights, non-compete agreements, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses.
          “Intellectual Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Interest Expense Hedging Agreement” means an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting Borrower or a Guarantor against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

          “Interest Expense Hedging Agreement Counterparties” means (i) each counterparty to an Interest Expense Hedging Agreement, if at the date of entering into such Interest Expense Hedging Agreement such person was the Arranger (or Affiliate of the Arranger) or a Lender (or an Affiliate of a Lender), (ii) JPMorgan Chase Bank, N.A. (as successor in interest to Bank One, NA) in connection with the Interest Expense Hedging Agreement dated October 9, 2003 and (iii) Deutsche Bank AG in connection with the Interest Expense Hedging Agreement dated September 15, 2003 (as amended on September 23, 2003).
          “Interest Payment Date” means (a) as to any Reference Rate Loan, the last Banking Day of each March, June, September and December, (b) as to any Eurodollar Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Rate Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any Revolving Loan, the Revolving Credit Termination Date, (e) as to any Term Loan, the Termination Date and (f) as to any Loan, in addition to any applicable dates under clauses (a), (b), (c), (d) and (e) above, the date of any repayment or prepayment (except for any prepayment pursuant to Section 2.12 of any Revolving Loan that is a Reference Rate Loan) made in respect thereof.
          “Interest Period” means with respect to any Eurodollar Rate Loan:
               (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Rate Loan and ending one, two, three or six months or two weeks thereafter, or if available from each of the affected Lenders, nine months or twelve months, as selected by Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months or two weeks thereafter, or if available from each of the affected Lenders, nine months or twelve months, as selected by Borrower by irrevocable notice to the applicable Loan Agent not less than three Banking Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (1) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;
     (2) any Interest Period for any Revolving Loan that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

     (3) any Interest Period for any Term Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date;
     (4) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and
     (5) Borrower shall select Interest Periods in such a way so that no Eurodollar Rate Loans will be required to be repaid prior to the last day of an Interest Period therefor.
          “Investment” means any direct or indirect loans, advances, capital contributions or transfers of assets, and any direct or indirect purchases and other acquisitions of, or a beneficial interest in, any capital stock or other securities; provided, however, that the allocation of corporate overhead to Foreign Subsidiaries shall not constitute an “Investment”. The amount of any Investment not consisting of cash shall equal the Fair Market Value of such Investment at the time it is made.
          “Issuing Lender” means Wells Fargo Foothill, LLC, in its capacity as the issuer of Letters of Credit hereunder, and other Lenders having Revolving Credit Commitments acceptable to the Revolving Credit Agent and Borrower.
          “Lenders” shall have the meaning set forth in the preamble hereto.
          “Lending Branch” means with respect to each Lender the branches or offices specified on the signature pages hereto or such other of its branches or offices as such Lender may from time to time designate in writing to the applicable Loan Agent and Borrower.
          “Letter of Credit” means any letter of credit issued by an Issuing Lender pursuant to Section 2.19 and all letters of credit issued under the Prepetition Facility that are outstanding on the date hereof and are identified on Schedule 1.01(d) hereto.
          “L/C Commitments” means the commitments of Revolving Credit Lenders to issue or participate in Letters of Credit and to make L/C Loans pursuant to Section 2.19 in the aggregate maximum amount specified in Section 2.19(a)(i), as such amount may be reduced or terminated from time to time hereunder.
          “L/C Commitment Amount” means, at any time, an amount equal to the lesser of (i) $40,000,000 and (ii) the Revolving Credit Commitment Amount at such time.
          “Lien” means a mortgage, security interest, pledge, deed of trust, encumbrance, lien, option, tax lien, mechanics’ lien, materialmen’s lien or charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any financing statement under the Uniform Commercial Code (other than precautionary financing statements)).

          “Liquidity” means, as of any date of determination, an amount equal to the sum of (a) cash and Cash Equivalents held by Borrower and its Subsidiaries in any account subject to a perfected, first priority Lien in favor of the Collateral Agent or held with a Lender (in an aggregate amount at any time not to exceed $2,000,000 for all such accounts held with Lenders), plus, (b) the unutilized amount of Revolving Credit Commitments available to be drawn on such date by Borrower (with satisfaction of the applicable conditions precedent to such extension of credit to be tested as of such date); provided that (x) amounts held in payroll, tax, trust and similar accounts or (y) amounts pledged to Persons on a first priority basis (other than (i) the Secured Parties or (ii) Persons as permitted by clauses (iii), (ix) (xiv) and (xvii) of the definition of “Permitted Lien”) shall be excluded in calculating Liquidity.
          “Loan” means a Revolving Loan or a Term Loan.
          “Loan Agent” means the Revolving Credit Agent and/or the Administrative Agent, as the context requires.
          “Majority Lenders” means at any time Lenders holding more than 50% of the sum of (i) the aggregate unpaid principal amount of Term Loans then outstanding, and (ii) the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Revolving Loans and participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit then outstanding.
          “Majority Revolving Lenders” means at any time Lenders holding more than 50% of the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Revolving Loans and participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit then outstanding.
          “Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended from time to time.
          “Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, or financial condition of Borrower and its Subsidiaries taken as whole, (b) the validity or enforceability of (i) this Agreement, any of the Notes or any of the other Credit Documents or (ii) the rights or remedies of the Agents or the Lenders hereunder or thereunder or (c) the ability of Borrower and its Subsidiaries taken as a whole to perform when due their respective obligations under the Credit Documents.
          “Maturity Date” means the earlier of (a) March 31, 2008 and (b) the Consummation Date.
          “Membership Receivables” means all right, title and interest of Borrower and its Domestic Subsidiaries in payment obligations (however characterized), including accounts and receivables, owed to or owned by Borrower and its Domestic Subsidiaries in connection with membership in and the right to use the facilities at, and obtain products and services from, one or more fitness centers and health clubs owned or operated by Borrower and its Subsidiaries, including, without limitation, (a) the right to payment of amounts in respect of the membership fee (including any sales tax thereon) and finance charges relating thereto under an agreement made by Borrower or any Domestic Subsidiary of Borrower, in the form of a written retail installment sale contract, for membership in and the right to use facilities at, and obtain products and services from, Borrower and its Domestic Subsidiaries or one or more health clubs owned or operated by Borrower or any Domestic Subsidiary of Borrower, (b) all amounts paid from time to time in connection with the foregoing, including pursuant to such written retail installment sale contract in respect of monthly dues, nsf fees, late payment fees, cancellation fees for relocation cancellations, transfer fees to transfer a membership, lost membership card replacement fees, or other payments and proceeds thereof.
          “Multiemployer Plan” has the meaning assigned in Section 3(37) of ERISA.
          “Net Cash Proceeds” means (a) in connection with any issuance or incurrence of Prepayment Debt, the cash proceeds received from such issuance or incurrence, net of (x) professionals’ fees and expenses, investment banking fees and expenses, underwriting discounts and fees, arrangement fees, commitment fees and any other customary fees, costs and expenses actually incurred in connection therewith and (y) amounts applied to the repayment of other Debt in the event Prepayment Debt was intended to refinance such Debt and such Prepayment Debt is permitted to refinance such other Debt in accordance with the terms hereof and (b) in connection with the sale, lease or other disposition (but excluding any such disposition permitted by Sections 7.08(a), (d) (with respect to clause (d), so long as the proceeds of all such dispositions are less than $1 million in the aggregate during the relevant calendar year), (g) and (i)) of any asset or the occurrence of any Casualty Event, cash proceeds (including cash received by any of deferred payments or purchase price adjustments but only as and when so received) received by Borrower or any of its Subsidiaries from the sale, lease or other disposition of any asset of such Person or any insurance proceeds or condemnation awards net of (x) customary costs, fees and expenses incurred in connection with such transaction or in connection with the collection of insurance proceeds or condemnation awards, (y) taxes paid or payable as a result of such transaction and (z) amounts applied to the repayment of other Debt secured by a Permitted Lien on the asset disposed of or subject to such Casualty Event; provided that so long as the proceeds from (a) or (b) hereof are reinvested (or are contractually committed to be reinvested) for capital, refurbishment or improvement expenditures for existing fitness facilities, investment in IT systems, or capital expenditures for new fitness facilities or other assets used or useful in the business (excluding current assets but including Capital Stock)) of Borrower or its Subsidiaries within 360 days from receipt of such proceeds (or within 180 days from the date a contractual commitment to so reinvest), such proceeds shall not constitute Net Cash Proceeds.
          “New Ventures” means the collective reference to each Person (other than Subsidiaries and Unrestricted Subsidiaries) in which Borrower or any Subsidiary makes its initial Investment after the date hereof.
          “Notes” means the collective reference to the Revolving Notes and the Term Notes.
          “Obligations” means all loans, advances, Loans, debts, liabilities and monetary obligations owing to Agents, any Lender, any Issuing Lender, any of the Interest Expense

Hedging Agreement Counterparties or any of them or any of their respective successors and assigns, of any kind or nature, present or future, arising under this Agreement or under the Notes or under any Collateral Document or under any Interest Expense Hedging Agreement with any of the Interest Expense Hedging Agreement Counterparties, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a letter of credit (or payment of any draft drawn thereunder), loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (whether or not such interest would be an allowed claim in a bankruptcy or similar proceeding against Borrower or any Guarantor), charges, expenses, fees, reasonable attorneys’ fees and disbursements and paralegals’ fees, and any other sums chargeable to Borrower or any Guarantor under this Agreement or any other Collateral Document.
          “Operating Bank Guaranty” means the Guaranty Agreement in the form of Exhibit E hereto, as amended, supplemented or otherwise modified from time to time, pursuant to which each of the Guarantors shall guaranty the payment of the Operating Bank Obligations to the extent set forth therein.
          “Operating Bank Obligations” means, collectively at any time, up to $10,000,000 minus the amount by which obligations secured by Liens pursuant to clause (ix) of the definition of “Permitted Liens” exceeds $10,000,000, in the aggregate (including, without limitation, principal, interest, fees, costs and expenses) of the obligations of Borrower and/or any of its Subsidiaries to one or more of the Operating Banks at such time under or by reason of any customary banking deposit or disbursement transaction or service performed for Borrower or any of its Subsidiaries in connection with the Demand Deposit Accounts.
          “Operating Banks” means (i) the Lenders (and their Affiliates or financing institutions that were Lenders) listed on Annex 1 to the Operating Bank Guaranty (as updated from time to time), (ii) other Lenders (and their Affiliates or financing institutions that were Lenders) at which Borrower or any of its Subsidiaries may from time to time establish Demand Deposit Accounts, (iii) JPMorgan Chase Bank, N.A. and (iv) J.P. Morgan Securities, Inc.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Asset Sales” means assets sales permitted by Section 7.08(o).
          “Permitted Liens” means any one or more of the following:
          (i) Liens for prepetition taxes, assessments, governmental charges or levies (provided the enforcement and collection of the same are subject to the automatic stay in the Cases) and Liens for postpetition taxes, assessments, governmental charges or levies either not yet delinquent (or, if delinquent, in an aggregate amount not in excess of

$2,000,000) or the validity of which is being contested in good faith in an appropriate manner diligently pursued and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP;
          (ii) Deposits or pledges to secure the payment of, or to secure Borrower’s obligations with respect to letters of credit that secure the payment of, workers’ compensation, unemployment insurance or social security or other retirement benefits or obligations (exclusive of liens arising under ERISA), or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds and other obligations of a like nature incurred in the ordinary course of business and deposits made with claims processors for Borrower’s self-insurance program representing pre-funding of benefit payments due employees thereunder;
          (iii) Materialmen’s, mechanics’, landlords’, workmen’s, repairmen’s, employees’, suppliers’ (including sellers of goods pursuant to customary reservations or retentions of title) or other like liens arising in the ordinary course of business in respect of prepetition obligations (provided the enforcement and collection of the same are subject to the automatic stay in the Cases) or in respect of postpetition obligations not yet delinquent or being contested in good faith and as to which adequate reserves for the unpaid amount shall have been set aside in conformity with GAAP or as to which adequate bonds shall have been obtained;
          (iv) Purchase money liens, purchase money security interests, mortgages or title retention arrangements upon or in any property (real or personal) acquired by Borrower or its Subsidiaries in the ordinary course of business to secure Debt (including, without limitation, Capitalized Leases) permitted hereunder (provided that the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such property is created shall be entered into within 180 days) after the purchase or substantial completion of the construction of such property) and incurred solely for the purpose of financing the acquisition of such property or improvements upon such property, or renewals, extensions or refinancing thereof; provided, that such Liens do not extend to any property of Borrower or any Subsidiary other than the property acquired with the original purchase money Debt and proceeds thereof;
          (v) Other Liens, so long as the aggregate amount of all such other Liens does not exceed at any time an aggregate amount of $5,000,000;
          (vi) Other non-monetary Liens which do not have a material adverse effect on the value or use of the property subject to such Liens (including licenses, sublicenses, leases and subleases in the ordinary course of business consistent with past practices);
          (vii) Precautionary UCC filings (or similar filings), in the ordinary course of business, on equipment, leasehold improvements and furnishings;
          (viii) Liens under the Collateral Documents;

          (ix) Liens related to (A) credit card processing agreements, (B) agreements with any Lender or Affiliate of a Lender or JPMorgan Chase Bank, N.A. relating to the issuance of corporate credit cards to employees of Borrower and its Subsidiaries or (C) cash management obligations, so long as the aggregate amount secured by the Liens described in clauses (A), (B) and (C) above does not exceed at any time an aggregate amount of $14,000,000;
          (x) Other existing Liens listed on Schedule 1.01(a) and Liens securing refinancings, refundings, renewals or extensions of the obligations secured by such Liens; provided, (A) that no such Lien is spread to cover any additional property after the Closing Date and that the amount secured thereby is not increased and (B) the refinancing, refunding, renewal or extension of the obligations secured by such Liens is permitted by this Agreement;
          (xi) Liens created after the Closing Date securing Debt of Borrower or any Subsidiary of the type described in clause (iii) of the definition of “Debt”, which Debt is incurred in the ordinary course of business of Borrower or such Subsidiary in connection with the acquisition of property (real or personal) by Borrower or its Subsidiaries, and any renewals, extensions or refinancings of such Debt permitted hereunder, provided that such Liens shall not extend to or encumber any property other than the property acquired by such Debt;
          (xii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Debt, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of any Borrower or any Subsidiary in the ordinary course of business;
          (xiii) easements, leases, subleases, ground leases, zoning restrictions, building codes, rights-of-way, minor defects, survey defects, or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;
          (xiv) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;
          (xv) Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case to secure Debt permitted under Section 7.02;

          (xvi) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
          (xvii) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
          (xviii) Liens securing judgments, decrees or attachments not constituting an Event of Default;
          (xix) Liens on assets of Foreign Subsidiaries securing Debt of such Foreign Subsidiaries permitted hereunder; and
          (xx) Deposits or pledges of cash or Cash Equivalents to secure the payment of, or to secure Borrower’s or any of its Subsidiaries’ obligations with respect to letters of credit issued for the credit of Borrower of one of its Subsidiaries, so long as the obligations so secured are permitted hereunder.
          “Permitted Sale/Leaseback” means Sale/Leasebacks in respect of the assets comprising one or more fitness centers (excluding, for the avoidance of doubt, any Intellectual Property material to the business of Borrower or any of its Subsidiaries) on terms reasonably satisfactory to the Administrative Agent; provided, that such assets are sold at no less than Fair Market Value and for at least 90% cash consideration.
          “Person” means an individual, a corporation, a partnership, limited liability company, a joint venture, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.
          “Plan” means, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          “Plan of Reorganization” means the Amended Plan of Reorganization of the Borrower and its Subsidiaries pursuant to Chapter 11 of the United States Bankruptcy Code, dated August 17, 2007, together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date, which amendments, supplements and/or modifications shall be reasonably satisfactory to the Administrative Agent.
          “Prepetition Facility” means that certain Amended and Restated Credit Agreement, dated as of October 16, 2006 among Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as agent, and Morgan Stanley Senior Funding, Inc., as syndication agent, and all documents, instruments and agreements (including, without limitation, all collateral and security documents) executed or delivered in connection therewith (as the credit agreement and each other document, instrument and agreement has been amended, modified, supplemented or restated prior to the Filing Date).
          “Prepetition Payments” means any payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Debt or other obligations or claims (including trade payables and payments in respect of reclamation claims) of Borrower or any Guarantor.
          “Prepayment Debt” means any Debt incurred after the Closing Date other than as expressly permitted under this Agreement in accordance with Section 7.02 or as consented to by the Majority Lenders.
          “Primed Liens” has the meaning assigned in the recitals hereto.
          “Pro Forma EBITDA Threshold” means, for any period of determination, the amount of Consolidated Adjusted EBITDA set forth for such period on Schedule 1.01(c) attached hereto.
          “Properties” means all real properties owned in fee by Borrower or its Subsidiaries and all real properties in which Borrower or its Subsidiaries hold a leasehold interest.
          “Real Estate Financing Subsidiary” means Bally Real Estate I, LLC.
          “Reference Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” means the rate of interest per annum published by the Wall Street Journal from time to time as the prime lending rate.
          “Reference Rate Loan” means any Loan the rate of interest applicable to which is based upon the Reference Rate.
          “Register” has the meaning assigned in Section 9.04(e).
          “Replaced Lender” has the meaning assigned in Section 9.20 hereof.
          “Replacement Lender” has the meaning assigned in Section 9.20 hereof.
          “Reportable Event” shall be as defined in Section 4043 of ERISA.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice president, controller or chief accounting officer of Borrower or the Guarantor, if applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or chief accounting officer of Borrower or a Guarantor, if applicable.

          “Restricted Payment” means with respect to any Person (a) any dividend or other distribution of assets, properties, cash, rights, obligations or securities, direct or indirect, on account of any shares of any class of the capital stock or other equity interests of such Person; or (b) any amount paid in redemption, retirement, repurchase, direct or indirect, of (x) any shares of any class of capital stock or other equity interests or (y) any warrants, options or other rights to acquire any shares of any class of capital stock or other equity interests of such Person.
          “Revolving Credit” means the credit described in Section 2.01.
          “Revolving Credit Agent” has the meaning assigned in the preamble.
          “Revolving Credit Commitment” has the meaning assigned in Section 2.01(a) hereof.
          “Revolving Credit Commitment Amount” means $50,000,000, less any Revolving Credit Commitment Reductions.
          “Revolving Credit Commitment Percentage” means, as to each Lender, the percentage set forth opposite such Lender’s name under the column entitled “Revolving Credit Commitment Percentage” on Exhibit C hereto or, if such Lender shall have acquired or disposed of any interest in the Revolving Credit pursuant to Section 9.04(a), on the applicable instrument of assignment, which is the percentage equivalent of a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment and the denominator of which is the Revolving Credit Commitment Amount (or, if the Revolving Credit Commitments have been terminated, the sum of its outstanding Revolving Loans, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit as a percentage of the aggregate amount of outstanding Revolving Loans, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit).
          “Revolving Credit Commitment Period” means the period from and including the date of this Agreement to but excluding the Revolving Credit Termination Date.
          “Revolving Credit Commitment Reductions” means the amount of the permanent reductions of the Revolving Credit Commitment Amount resulting from the application of Sections 2.11, 2.13 or any other provision contained herein.
          “Revolving Credit Facility” has the meaning assigned in the recitals hereto.
          “Revolving Credit Lender” means each Lender which has, or has acquired pursuant to an assignment made in accordance with Section 9.04, a Revolving Credit Commitment or which has made, or acquired pursuant to an assignment made in accordance with Section 9.04, a Revolving Loan or a participation in a Letter of Credit.
          “Revolving Credit Register” has the meaning assigned in Section 9.04(e).
          “Revolving Credit Termination Date” means the earliest to occur of:

     (a) the date the Revolving Credit Commitment Amount is terminated by Borrower pursuant to Section 2.11 or is otherwise terminated or reduced to zero pursuant to the terms of this Agreement, provided that all amounts payable under this Agreement in respect of the Revolving Credit and the Revolving Notes are fully repaid on or prior to such date, and
     (b) the Termination Date.
          “Revolving Loan” means a borrowing under the Revolving Credit pursuant to Section 2.01 or 2.19(e)(ii) hereof; collectively, the “Revolving Loans.”
          “Revolving Note” means the master promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit F hereto; and “Revolving Notes” means all of such Notes.
          “Revolving Syndication Agent” has the meaning assigned in the preamble.
          “Sale/Leaseback” means any transaction or series of related transactions pursuant to which Borrower or any of its Subsidiaries sells or transfer any property or asset in connection with the leasing or the resale against installment payments of such property or asset to the seller or transferor.
          “SEC” means the Securities and Exchange Commission, as from time constituted, created under the Exchange Act, as amended from time to time, or any successor thereto.
          “Secured Creditors” means, collectively, the Agents, the Lenders, the Issuing Lenders and the Operating Banks in their separate financial arrangements with Borrower, the Agents, the Lenders or the Issuing Lenders, and the Interest Expense Hedging Agreement Counterparties, each in connection with the Secured Obligations.
          “Secured Obligations” means, collectively, the Obligations and the Operating Bank Obligations.
          “Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the sum of (i) the aggregate principal amount of Loans outstanding under this Agreement, plus (ii) the aggregate face amount of all undrawn Letters of Credit issued under this Agreement, plus (iii) all other Consolidated Debt of the Borrower and its Subsidiaries that is secured by a first priority lien on any assets of the Borrower or any of its Subsidiaries (including Debt in respect of Capitalized Leases) to (b) Consolidated Adjusted EBITDA for the four fiscal quarter period ending on such date.
          “Subsidiary” means any corporation, association or other business entity of which a Person owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof or which such Person otherwise controls; provided that, other than for purposes of Sections 5.12, the definition of “Subsidiary” shall not include any Unrestricted Subsidiary. Unless the reference is specifically otherwise, “Subsidiary” shall refer to a Subsidiary of Borrower.

          “Substantial Subsidiary” means any Subsidiary of Borrower with respect to which (a) the aggregate book value of its assets, determined in accordance with GAAP at such time, is greater than 2.5% of the aggregate book value of the assets of Borrower and its Subsidiaries taken as a whole or (b) the aggregate gross revenues of such Subsidiary, determined in accordance with GAAP for the immediately preceding fiscal quarter, is greater than 2.5% of the aggregate gross revenues of Borrower and its Subsidiaries taken as a whole, for such period. The aggregate amount of all non-Substantial Subsidiaries shall not exceed 5% of the aggregate book value of the assets of Borrower and its Subsidiaries taken as a whole or 5% of the aggregate gross revenues of Borrower and its Subsidiaries taken as a whole, for any period.
          “Superpriority Claim” means a claim against Borrower or any Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
          “Term Loan” means a borrowing under the Term Loan Facility pursuant to Section 2.03(a) hereof; collectively, the “Term Loans”.
          “Term Lender” means each Lender which has a Term Loan Commitment or which has made, or acquired pursuant to an assignment made in accordance with Section 9.04, a Term Loan.
          “Term Loan Commitment” has the meaning assigned in Section 2.03(a) hereof.
          “Term Loan Commitment Amount” means $242,000,000.
          “Term Loan Commitment Percentage” means, as to each Lender, the percentage set forth opposite such Lender’s name under the column entitled “Term Loan Commitment Percentage” on Exhibit C hereto or, if such Lender shall have acquired or disposed of any amount of Term Loans pursuant to Section 9.04(a), on the applicable instrument of assignment, which is the percentage equivalent of a fraction, the numerator of which is the amount of such Lender’s Term Loans and the denominator of which is the amount of the aggregate Term Loans then outstanding.
          “Term Loan Facility” has the meaning assigned in the recitals hereto.
          “Term Note” means the master promissory note of Borrower payable to the order of a Lender in substantially the form of Exhibit G hereto; and “Term Notes” means all of such Term Notes.
          “Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the Consummation Date, (iii) the termination or expiration of Borrower’s exclusive right to propose and solicit acceptances to a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code and (iv) the acceleration of the Term Loans, the Revolving Loans and the termination of the Revolving Credit Commitment in accordance with the terms of this Agreement.
          “Termination Event” means (i) the institution of steps by Borrower, an ERISA Affiliate, PBGC or any other Person under Section 4041 or 4042, as applicable, of ERISA to terminate a Plan, (ii) the occurrence of a Reportable Event which is a basis under Section 4042 of

ERISA for PBGC to institute steps to terminate a Plan, (iii) the occurrence of a contribution failure with respect to a Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (iv) the withdrawal by Borrower or any ERISA Affiliate from a Plan as to which it is a substantial employer under Sections 4062(e) and 4063 of ERISA or (v) the withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan under Section 4203 or 4205 of ERISA.
          “Termination Value” means on any date in respect of any Interest Expense Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Expense Hedging Agreement, (a) if such Interest Expense Hedging Agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Interest Expense Hedging Agreement and (b) if such Interest Expense Hedging Agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Interest Expense Hedging Agreement, which mark-to-market value shall be determined by reference to one or more mid-market or other readily available quotations provided by any recognized dealer (including any Lender or an Affiliate of any Lender) of such Interest Expense Hedging Agreement.
          “Transactions” means shall mean the execution, delivery and performance by Borrower and Guarantors of this Agreement and the other Credit Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agent, the borrowing of Loans, the use of the proceeds thereof, the repayment of the Prepetition Facility, and the request for and issuance of Letters of Credit hereunder.
          “Transferee” has the meaning assigned in Section 9.04(c).
          “Type” means, as to any Loan, its nature as a Reference Rate Loan or a Eurodollar Rate Loan.
          “Unrestricted Subsidiary” means any Subsidiary of Borrower that exists on the Closing Date and is so designated as an Unrestricted Subsidiary on Schedule 1.01(b).
          “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Debt of such Unrestricted Subsidiary (a) as to which neither Borrower nor any Subsidiary is directly or indirectly liable (by virtue of Borrower or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Debt), and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Debt of Borrower or any Subsidiary to declare, a default on such Debt of Borrower or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.
          “Voting Stock” means any class or classes of Capital Stock of Borrower pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Borrower.
          Section 1.02 Financial Standards. All accounting terms not expressly defined herein shall be construed, except where the context otherwise requires or if it has otherwise been indicated herein, in accordance with GAAP. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Securities and Exchange Commission, the Financial Accounting

Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes result in a change in the method of calculation, or affect the results of such calculation, of any of the financial covenants and the definitions relating to such financial covenants, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants or terms in accordance with Section 10.06 hereof so as to equitably reflect such changes, with the desired result that the criteria for evaluating Borrower’s financial condition and results of operations shall be the same after such changes as if such changes had not been made. Notwithstanding anything to the contrary in the foregoing, the definitions set forth in the Credit Documents and any financial calculations required by the Credit Documents shall be computed to exclude (a) the application of FAS 150 with respect to the accounting treatment of any preferred stock issued by Borrower and (b) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133).
          Section 1.03 Interpretation. References to Exhibits and Schedules are to those to this Agreement, unless otherwise indicated. References to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all amendments, supplements and other modifications to such instruments, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns and, in the case of governmental authorities, Persons succeeding to their respective functions and capacities. The terms “knowledge”, “aware” or words of similar import shall mean, when used in reference to Borrower or the Guarantors, the actual knowledge of any Responsible Officer.
ARTICLE II
THE CREDIT
          Section 2.01 The Revolving Credit. (a) From time to time during the Revolving Credit Commitment Period and subject to the terms and conditions of this Agreement, each Lender severally agrees to lend to Borrower sums at any one time outstanding not in excess of an aggregate amount equal to such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Commitment Amount (as to each Lender, its “Revolving Credit Commitment”), provided, that no Lender shall make any Loan if, after giving effect to such Revolving Loan, the aggregate outstanding principal amount of all Revolving Loans plus the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate amount of all unreimbursed drawings under Letters of Credit would exceed the Revolving Credit Commitment Amount.
               (b) The Revolving Credit is a revolving credit and Borrower may, prior to the Revolving Credit Termination Date, borrow, repay and reborrow amounts repaid up to the maximum amount available under Section 2.01(a) (without penalty or premium), subject to the reductions required by Section 2.13 hereof and the reductions permitted by Section 2.11 hereof.

               (c) The Revolving Credit may from time to time consist of (i) Eurodollar Rate Loans, (ii) Reference Rate Loans or (iii) a combination thereof, as determined by Borrower and notified to the Revolving Credit Agent in accordance with Section 2.02.
          Section 2.02 Requests for Revolving Loans. (a) Each Revolving Loan shall be made upon the request of Borrower received by Revolving Credit Agent by 1:00 p.m., New York time, on the Borrowing Date therefor in the case of Reference Rate Loans and three (3) Banking Days prior to the Borrowing Date therefor in the case of Eurodollar Rate Loans, specifying: (i) the Borrowing Date for such Revolving Loan, which shall be a Banking Day; (ii) the amount of such Revolving Loan; (iii) whether the Revolving Loan is to be of Reference Rate Loans, Eurodollar Rate Loans or a combination thereof; (iv) if the Revolving Loan is to consist entirely or partly of Eurodollar Rate Loans, the amount of such Eurodollar Rate Loans and the length of the initial Interest Period therefor; and (v) the account of Borrower with the Revolving Credit Agent for the deposit of the proceeds of such Revolving Loan. Notwithstanding the foregoing, all Revolving Loans to be made on the Closing Date shall be Reference Rate Loans.
               (b) Each request for a Revolving Loan may be made in writing or by telephone or electronic transmission (subject to Section 9.01), provided, however, that any such telephonic request shall be confirmed immediately by telecopier and also in writing delivered to the Revolving Credit Agent by Borrower not more than three (3) Banking Days after the date such telephonic request is made, provided, however, that telephonic requests shall be subject to the indemnity provisions set forth in Section 9.07 hereof.
               (c) Upon receipt of such borrowing request, the Revolving Credit Agent shall promptly notify Lenders thereof.
               (d) Each Reference Rate Loan hereunder shall be in the minimum aggregate amount of $1,000,000 or in integral multiples of $500,000 in excess thereof (or, if the excess of the Revolving Credit Commitments then in effect over the aggregate principal amount of all Revolving Loans then outstanding is less than $1,000,000, such lesser amount). Each Eurodollar Rate Loan shall be in the minimum aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof.
               (e) Each Revolving Loan shall be made on a pro rata basis by all Lenders having Revolving Credit Commitments, and each Lender’s portion of each Revolving Loan shall be equal to its Commitment Percentage of such Revolving Loan.
          Section 2.03 Term Loan Facility. (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan (a “Term Loan”) to Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Commitment Amount (as to each Lender, its “Term Loan Commitment”). Amounts of Term Loans repaid or prepaid may not be reborrowed.
               (b) The Term Loans may from time to time consist of (i) Eurodollar Rate Loans, (ii) Reference Rate Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Section 2.07.

          Section 2.04 [Reserved].
          Section 2.05 Repayment of Term Loans. Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the Termination Date.
          Section 2.06 Lending Branch and Evidence of Credit. (a) Borrower hereby unconditionally promises to pay to the applicable Loan Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan made by such Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Article VIII) and (ii) the then unpaid principal amount of each Term Loan made by such Lender in accordance with Section 2.05. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to it from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.
               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
               (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04(e), and a subaccount therein for each Lender in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Term Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from Borrower and each Term Lender’s share thereof.
               (d) The Revolving Credit Agent shall maintain the Revolving Credit Register pursuant to Section 9.04(e), and a subaccount therein for each Lender in which shall be recorded (i) the amount of each Revolving Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder and (iii) both the amount of any sum received by the Revolving Credit Agent hereunder from Borrower and each Revolving Credit Lender’s share thereof.
               (e) The entries made in the Register and the Revolving Credit Register and the accounts of each Lender maintained pursuant to Sections 2.06(c) and (d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of (i) any Lender or the Administrative Agent to maintain the Register or any such account or (ii) any Lender or the Revolving Credit Agent to maintain the Revolving Credit Register or any such account, or, as the case may be, any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

               (f) Borrower agrees that, upon the request of either Loan Agent at the request of any Lender, Borrower will promptly execute and deliver to such Lender (i) a Revolving Note with appropriate insertions as to date and principal amount, and/or (ii) a Term Note for each Term Loan Facility with appropriate insertions as to date and principal amount.
               (g) Each Lender’s proportionate interest in each Loan and each payment to such Lender under this Agreement and the Notes shall be made for the account of such Lender’s Lending Branch.
          Section 2.07 Conversion and Continuation Options. (a) Borrower may elect from time to time to convert Eurodollar Rate Loans to Reference Rate Loans by giving the applicable Loan Agent at least two Banking Days’ prior notice of such election, provided that any such conversion of Eurodollar Rate Loans may only be made on the last day of an Interest Period with respect thereto. Borrower may elect from time to time to convert Reference Rate Loans to Eurodollar Rate Loans by giving the applicable Loan Agent at least three Banking Days’ prior notice of such election. Any such notice of conversion to Eurodollar Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the applicable Loan Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Rate Loans or Reference Rate Loans may be converted as provided herein, provided that no Loan may be converted into a Eurodollar Rate Loan when any Event of Default has occurred and is continuing and the Majority Lenders have provided notice to Borrowers that such a conversion is not appropriate.
               (b) Any Eurodollar Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower’s giving notice to the applicable Loan Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Rate Loan may be continued as such when any Event of Default has occurred and is continuing and the Majority Lenders have provided notice to Borrower that such a continuation of a Eurodollar Rate Loan is not appropriate, and provided, further, that if Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Reference Rate Loans on the last day of such then expiring Interest Period.
          Section 2.08 Computation of and Payment of Interest. (a) From and including the relevant Borrowing Date to the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made), the outstanding principal balance of each Loan hereunder, subject to Section 2.08(d) hereof, shall bear interest until paid in full at a rate per annum equal to:
                         (i) with respect to Reference Rate Loans, at the Reference Rate for each day plus the Applicable Margin; and
                         (ii) with respect to Eurodollar Rate Loans, for each day during an Interest Period therefor, at the Eurodollar Rate for such day plus the Applicable Margin.

               (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be payable on the date of any prepayment of Loans pursuant to Section 2.12 or 2.13 (except for any prepayment pursuant to Section 2.12 of any Loan that is a Reference Rate Loan) for the portion of the Loans so prepaid and upon payment (including prepayment, except for any prepayment pursuant to Section 2.12 of any Loan that is a Reference Rate Loan) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be payable on written demand.
               (c) Interest on Reference Rate Loans calculated on the basis of the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be; otherwise, interest and fees payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days, in each case for actual days elapsed, including the first day and excluding the last day.
               (d) During the period (i) from and including the stated due date for payment of any amount under this Agreement or the date of acceleration of any amount pursuant to Article VIII which Borrower fails to pay on such due date or date of acceleration and (ii) to but excluding the date on which such amount is paid in full, Borrower shall, upon written demand from either the Administrative Agent or the Majority Lenders and to the extent permitted by applicable law, pay interest on such unpaid amount at a rate per annum equal to (A) in the case of overdue principal of any Loan, the sum of the rate of interest otherwise applicable to such unpaid amount plus 2% or (B) in the case of any other overdue interest or fees due hereunder, the Reference Rate plus the Applicable Margin plus 2%; provided, however, that upon the occurrence and during the continuation of an Event of Default under Section 8.01, the entire principal amount of the Loans outstanding hereunder and under the Notes shall bear interest as provided in this Section 2.08(d). Interest under this Section 2.08(d) shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed.
               (e) Each determination of an interest rate by the applicable Loan Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The applicable Loan Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by the applicable Loan Agent in determining any interest rate pursuant to Section 2.08(a).
               (f) If, after the Closing Date, but prior to the first day of any Interest Period:
                         (i) Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
                         (ii) Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders

(as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period may be withdrawn by Borrower or shall be made as Reference Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Rate Loans shall be converted to or continued as Reference Rate Loans and (z) any outstanding Eurodollar Rate Loans shall be converted, on the first day of such requested Interest Period, to Reference Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Loans to Eurodollar Rate Loans. The Administrative Agent shall give telecopy or telephonic notice of such withdrawal to Borrower and the Lenders as soon as practicable thereafter.
          Section 2.09 Payment of Loans. Borrower shall repay the outstanding amount of (a) all Revolving Loans on the Revolving Credit Termination Date and (b) all Term Loans on the Termination Date.
          Section 2.10 Payments. (a) Each payment to Borrower hereunder, and each payment of principal, interest and other sums due from Borrower under this Agreement shall be made in immediately available funds at the applicable Loan Agent’s address for payments indicated on the signature page of this Agreement.
               (b) Each Lender agrees that upon receipt of notice from either Loan Agent, it will make the funds which it is to Loan hereunder available to such Loan Agent at such Loan Agent’s address for payments indicated on the signature page of this Agreement not later than 1:00 p.m., New York time, on the date of disbursement, and such Agent will thereupon Loan to Borrower the amount so received from Lenders.
               (c) Payment of all sums under this Agreement shall be made by Borrower to the applicable Loan Agent for the account of Lenders, and the applicable Loan Agent shall promptly distribute to each Lender its share of such payments by wire transfer of immediately available funds. Each payment by Borrower shall be made without setoff, deduction or counterclaim not later than 3:00 p.m., New York time, on the day such payment is due. All sums received after such time shall be deemed received on the next Banking Day and such extension of time shall be included in the computation of payment of interest, fees or other sums, as the case may be.
               (d) Unless the applicable Loan Agent shall have been notified by telephone (confirmed in writing), by any Lender prior to a Borrowing Date, that such Lender will not make available to the applicable Loan Agent the amount which would constitute its applicable Commitment Percentage of the Loans to be made on such date, the applicable Loan Agent may assume that such Lender has made such amount available to the applicable Loan Agent and, in reliance thereon, may (but shall not be required to) make available to Borrower a corresponding amount. If such Lender makes its applicable Commitment Percentage of an Loan available to the applicable Loan Agent after a borrowing date, such Lender shall pay to the applicable Loan Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate from and including the borrowing date to but excluding the date the applicable Commitment Percentage of such Loan was made available to the applicable Loan Agent (the “Out of Funds Period”) multiplied by (ii) an amount equal to its applicable Commitment Percentage of such Loan multiplied by (iii) the quotient of the number of days in the Out of Funds Period divided by 365 or 366, as the case may be. A certificate from the applicable Loan Agent submitted to any Lender with respect to any amounts owing under this paragraph (d) shall be conclusive in the absence of manifest error. If any Lender’s applicable Commitment Percentage of an Loan is not in fact made available to the applicable Loan Agent by such Lender within one (1) Banking Day after a Borrowing Date, the applicable Loan Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Loans hereunder, on demand from Borrower, without prejudice to the applicable Loan Agent’s and Borrower’s rights against such Defaulting Lender.
               (e) Unless the applicable Loan Agent shall have been notified by telephone (confirmed in writing), by Borrower, prior to any date on which a payment is due hereunder, that Borrower will not make the required payment on such date, the applicable Loan Agent may assume that Borrower will make such payment to the applicable Loan Agent and, in reliance upon such assumption, may (but shall not be required to) make available to each Lender the amount due to it on such date. If such amount is not in fact paid to the applicable Loan Agent by Borrower within one (1) Banking Day after such payment is due, the applicable Loan Agent shall be entitled to recover from each Lender the amount paid to it by the applicable Loan Agent, together with interest thereon in the amount equal to the product of (i) the daily average Federal Funds Rate from and including the payment date to but excluding the date the payment was made available to the applicable Loan Agent (the “Out of Funds Interval”) multiplied by (ii) an amount equal to the amount received by such Lender multiplied by (iii) the quotient of the number of days in the Out of Funds Interval divided by 365 or 366, as the case may be. A certificate from the applicable Loan Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive in the absence of manifest error.
          Section 2.11 Optional Termination or Reduction of Commitment Amounts. Borrower shall have the right, upon not less than three (3) Banking Days’ notice to the Revolving Credit Agent, to terminate the Revolving Credit Commitments and the L/C Commitments or, from time to time, to reduce the Revolving Credit Commitment Amount. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitment Amount then in effect; provided, however, that the Revolving Credit Commitment Amount may not at any time be reduced (after giving effect to any prepayments made on the date of such reduction pursuant to Section 2.13(b)) below the sum of (i) the principal amount of the outstanding Revolving Loans, (ii) the undrawn amount of all outstanding Letters of Credit and (iii) the aggregate amount of all unreimbursed drawings under Letters of Credit on the date of reduction or termination. Any Revolving Credit Commitment Reduction pursuant to this Section 2.11 shall be permanent.
          Section 2.12 Optional Prepayments. Upon written notice (or telephone or electric transmission notice confirmed promptly in writing) received by the applicable Loan Agent not later than 1:00 p.m., New York City time, on the date thereof, Borrower may at any time prepay any Reference Rate Loan in full or in part, without premium or penalty, in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (or, if the outstanding principal amount of all Reference Rate Loans is less than $1,000,000, such lesser amount). Upon written notice (or telephone or electric transmission notice confirmed promptly in writing) received by the applicable Loan Agent not later than 1:00 p.m., New York time, received at least one (1) Banking Day prior to the date of prepayment, which notice shall specify the date and amount of prepayment and the amount of Eurodollar Rate Loans being prepaid, Borrower may on the last day of any Interest Period with respect thereto prepay any Eurodollar Rate Loan in full or in part, without premium or penalty (other than costs required to be paid pursuant to Section 2.17(d)), in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each such prepayment of Revolving Loans made pursuant to this Section 2.12 may be reborrowed subject to the terms and conditions of this Agreement. Prepayments of Term Loans may not be reborrowed. Any prepayments of Revolving Loans or Term Loans, as the case may be, made pursuant to this Section 2.12 shall be applied first to Reference Rate Loans then outstanding and then to Eurodollar Rate Loans then outstanding, subject to Section 2.17(d). Any prepayments of Term Loans made pursuant to this Section 2.12 shall be applied to Term Loans ratably and to the remaining installments of each thereof in direct order of maturity.
          Section 2.13 Mandatory Prepayments. (a) Within ten (10) days of the date of receipt by Borrower or any of its Subsidiaries of any Net Cash Proceeds, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds, subject to Section 2.20 and other than costs required to be paid pursuant to Section 2.17(d), first, to make a mandatory prepayment of the Term Loans, and second, to make a mandatory prepayment of the outstanding Revolving Loans or, to the extent that at such time no Revolving Loans are outstanding, to cash collateralize any outstanding Letters of Credit, in an amount equal to 100% of such Net Cash Proceeds.
               (b) If at any time (A) the sum of the aggregate principal amount of the outstanding Revolving Loans plus the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all unreimbursed drawings under Letters of Credit shall exceed (B) the Revolving Credit Commitment Amount, Borrower shall, without demand or notice, prepay Revolving Loans or cash collateralize or replace Letters of Credit in such amount as may be necessary to eliminate such excess, and Borrower shall take such action on the Banking Day on which Borrower learns or is notified of the excess, if Borrower so learns or is so notified prior to 1:00 p.m. (New York City time) on such day, and otherwise on the immediately succeeding Banking Day. Notwithstanding any contrary provision contained herein, the prepayment of any Loan or cash collateralization or replacement of any Letter of Credit hereunder (except for any prepayment pursuant to Section 2.12 of any Loan that is a Reference Rate Loan) shall be accompanied by the payment of accrued interest on the amount prepaid to the date of payment.
               (c) Any prepayments made pursuant to this Section 2.13 shall be applied first to Reference Rate Loans to the extent then outstanding and then to Eurodollar Rate Loans to the extent then outstanding, subject to Section 2.17(d). Any prepayments of Term Loans pursuant to this Section 2.13 shall be applied to the Term Loans ratably and to the installments of each thereof in direct order of maturity and may not be reborrowed.
          Section 2.14 Fees. Borrower shall pay to the applicable Loan Agent for the ratable benefit of each relevant Lender (except as otherwise provided):

               (a) in respect of each Letter of Credit, (i) a commission on the maximum face amount available for drawing under such Letter of Credit, calculated at the rate per annum equal to the rate applicable to Letter of Credit fees (as set forth under the definition of Applicable Margin in Section 1.01) minus one-fourth percent (1/4%), computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection), and payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) on the last Banking Day of each March, June, September and December after the issuance of such Letter of Credit and on the Revolving Credit Termination Date;
                         (ii) a fronting fee in an amount equal to one-fourth percent (1/4%) of the face amount of such Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection), and payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) on the last Banking Day of each March, June, September and December after the issuance of such Letter of Credit and on the Revolving Credit Termination Date; provided that such fee shall be for the Issuing Lender’s sole account;
                         (iii) all customary and reasonable costs and out-of-pocket expenses as are incurred or charged by the Issuing Lender in negotiating, issuing, effecting payment under, amending or otherwise administering any Letter of Credit, provided that payment of such costs and expenses shall be for the Issuing Lender’s sole account;
               (b) a commitment fee, at the rate per annum equal to 0.50%, on the difference between (i) the average daily Revolving Credit Commitment Amount, and (ii) the average daily principal amount of the outstanding Revolving Loans, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit. The commitment fees under this Section 2.14(b) shall be payable quarterly in arrears (calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed) payable on the last Banking Day of each March, June, September and December and on the Revolving Credit Termination Date; and
               (c) all other fees not set forth in this Section 2.14, but set forth in the DIP and Exit Credit Facility Fee Letter in the amounts, and at the times, provided therein.
          Section 2.15 Agency Fees. Borrower agrees to pay to the Agents the fees in the amounts and on the dates as set forth in any fee agreements with the Agents and to perform any other obligations contained therein.
          Section 2.16 Taxes.

               (a) All payments or reimbursements under this Agreement and any instrument or agreement required hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding,
                         (i) in the case of each Lender and each Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or any political subdivision thereof,
                         (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Lending Branch or any political subdivision thereof, and
                         (iii) in the case of each Lender that is not a U.S. person as defined in Section 7701(a)(30) of the Code (“Non-U.S. Lender”), United States federal withholding taxes that are (x) attributable to such Bank’s failure to comply with the requirements of Section 2.16(d), (y) imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, or (z) imposed other than as a result of a change in treaty, law or regulation or the application or interpretation thereof, except in the case of (x) or (y), to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such taxes.
(all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower or any Loan Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or any Loan Agent,
                         (i) the sum payable by Borrower shall be increased as may be necessary so that after Borrower or the applicable Loan Agent has made all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or such Loan Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
                         (ii) Borrower or the applicable Loan Agent shall make such deductions and
                         (iii) Borrower or the applicable Loan Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
               (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by Borrower or by any Loan Agent hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

               (c) Borrower will indemnify each Lender and each Loan Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or such Loan Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or such Loan Agent (as the case may be) makes written demand therefor. Any such demand shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall provide reasonably acceptable evidence of payment of such Tax or Other Tax.
               (d) Each Non-U.S. Lender shall deliver to Borrower and each Loan Agent two copies of either U.S. Internal Revenue Service Form W-8 BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.16(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.16(d) that such Non-U.S. Lender is not legally able to deliver.
               (e) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Branch if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender.
               (f) If Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes of Other Taxes for which additional amounts have been paid under this Section 2.16, the relevant Lender, Loan Agent or Issuing Lender shall cooperate with Borrower in challenging such Indemnified Taxes or Other Taxes, at Borrower’s sole expense, if so requested by Borrower in writing.
               (g) If a Loan Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the applicable Loan Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the applicable Loan Agent or such Lender, agrees to repay the amount paid over to Borrower

(plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Paying Agent or such Lender in the event the Paying Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
               (h) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest under this Agreement and the Notes and all other Obligations under this Agreement.
          Section 2.17 Increased Costs; Illegality; Indemnity. (a)Borrower shall reimburse or compensate each Lender, within 30 days of written demand (including documentation reasonably supporting such request) by such Lender, for all costs incurred, actual losses suffered (other than lost profit) or payments made by such Lender which are applied or allocated by such Lender to the Credit (all as determined by such Lender in its reasonable discretion) by reason of:
                         (i) any Lender’s being subject to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it, or change in the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.16 and changes in the rate of tax on the overall net income of such Lender) after the closing date;
                         (ii) the imposition, modification or holding applicable of any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate after the Closing Date; or
                         (iii) compliance by such Lender with any direction, requirement or request from any regulatory authority, whether or not having the force of law coming into effect after the Closing Date.
               (b) Any Lender seeking (i) reimbursement from Borrower for the costs incurred, losses suffered or payments made as described in subsection (a) of this Section 2.17, or (ii) payment from Borrower under Section 2.18 hereof, may recover such sums from Borrower by delivering to Borrower a statement setting forth the amount owed to such Lender and showing how such calculation was made, signed by a duly authorized officer of such Lender, which statement shall be conclusive evidence of the amount owed absent manifest error; provided, however, that (A) reimbursement or payment under this subsection (b) shall not be demanded by any Lender for the period prior to the Closing Date, and (B) each Lender shall notify Borrower as promptly as practicable of any event occurring after the date of this Agreement that would entitle such Lender to reimbursement or payment under this subsection (b).

               (c) Notwithstanding any other provision herein, if the adoption of or any change in any requirement of law or in the interpretation or application thereof after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (A) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and (B) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall if required by law, be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to paragraph (d) below.
               (d) Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss (other than lost profits) or out-of-pocket expense which such Lender may sustain or incur as a consequence of (A) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (B) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (C) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (D) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts payable pursuant to this Section submitted to Borrower by any Lender shall be conclusive in the absence of manifest error. The covenants contained in Subsections (b) and (d) of this Section 2.17 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.
               (e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          Section 2.18 Capital Adequacy. If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Branch or any corporation controlling such Lender) with any direction, requirement or request regarding capital adequacy (whether or not having the force of law) of any such authority, central Lender or comparable agency, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and such Lender (taking into consideration such Lender’s policies with respect to capital adequacy and such Lender’s targeted return on capital) determines that the amount of such capital is increased or required to be increased as a consequence of such Lender’s obligations under this Agreement, then, within 30 days of written demand including documentation reasonably supporting such request by such Lender, Borrower shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.
          Section 2.19 Letters of Credit. (a) The Letters of Credit. (i) From time to time during the Revolving Credit Commitment Period, each Issuing Lender agrees on the terms and conditions set forth herein to issue Letters of Credit for the account of Borrower; provided, that no Issuing Lender shall issue any Letter of Credit if after giving effect to such issuance, the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate amount of all unreimbursed drawings under Letters of Credit would exceed the L/C Commitment Amount; provided, further, that no Issuing Lender shall issue any Letters of Credit if, after giving effect to such issuance, the sum of the aggregate undrawn amount of all Letters of Credit then outstanding plus the aggregate outstanding principal amount of all Revolving Loans plus the aggregate amount of unreimbursed drawings under Letters of Credit would exceed the Revolving Credit Commitment Amount.
                         (ii) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:
                              (A) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any legal requirement applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender on the Closing Date and which such Issuing Lender in good faith deems material to it; or
                              (B) such Issuing Lender has received notice from the Revolving Credit Agent, or from the Revolving Credit Agent at the request of any Lender, on or prior to the Banking Day immediately prior to the requested date of issuance of such Letter of Credit that one or more of the conditions contained in Section 4.02 is not then satisfied; or

                              (C) such requested Letter of Credit has an expiration date which is after March 31, 2008, unless arrangements reasonably satisfactory to the Issuing Lender have been made for cash collateralization, return or backstop letter of credit for such Letter of Credit on or prior to the Revolving Credit Termination Date.
          (iii) Subject to Section 2.19(g), Letters of Credit with a one-year tenor may be by their terms automatically renewable (such automatically renewable Letters of Credit hereby referred to as “Renewable Letters of Credit”) for additional one-year periods (which shall in no event extend beyond the date referred to in the preceding paragraph (a)(ii)(C), as such date is determined at the time of such renewal or extension). The Issuing Lender shall notify all beneficiaries of Renewable Letters of Credit that such Letters of Credit shall not be renewed or extended unless the Revolving Credit Agent and the Issuing Lender shall have received the request from Borrower required under Section 2.19(g) and all conditions precedent to the issuance of Letters of Credit set forth in Section 4.02 are satisfied (or waived) at the time of such renewal or extension (which time, for purposes of this Section and Section 4.02, shall be deemed to be the time of such renewal or extension and not the expiry date of such Letters of Credit).
          (b) Issuance of Letters of Credit.
                         (i) Each Letter of Credit shall be issued upon the irrevocable written request of Borrower, received by the Revolving Credit Agent and the Issuing Lender at least seven (7) days (or such shorter time as the Revolving Credit Agent may agree in a particular instance) prior to the proposed date of issuance.
                         (ii) Each request for issuance of a Letter of Credit shall be by telecopy, confirmed immediately in writing, on the form specified by the Issuing Lender as being its then customary form for letter of credit applications and shall specify: (A) the proposed date of issuance (which shall be a Banking Day); (B) the face amount of the Letter of Credit; (C) the date of expiration of the Letter of Credit; (D) the purpose of such Letter of Credit, (E) the name and address of the beneficiary thereof; (F) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; and (G) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; provided that in the event that the form specified by the Issuing Lender conflicts with any provisions of this Agreement, the provisions in this Agreement shall govern.
                         (iii) No Letter of Credit shall be issued (or renewed or extended) if such Letter of Credit would thereupon have an expiration date which is after March 31, 2008, unless arrangements reasonably satisfactory to the Issuing Lender have been made on or prior to the Revolving Credit Termination

Date for cash collateralization, return or backstop letter of credit for such Letter of Credit.
                         (iv) Unless an Issuing Lender has received notice on or before the Banking Day immediately preceding the date such Issuing Lender is to issue a requested Letter of Credit (A) from the Revolving Credit Agent directing such Issuing Lender not to issue such Letter of Credit because the amount specified in Section 2.19(a)(i) would be exceeded and/or (B) from any Lender that one or more conditions specified in Section 4.02 are not then satisfied (or waived), then subject to the terms and conditions of this Section 2.19 and provided that the applicable conditions set forth in Section 4.02 hereof have been satisfied, such Issuing Lender shall, subject to paragraph (a)(ii), on the requested date, issue a Letter of Credit for the account of Borrower in accordance with the Issuing Lender’s usual and customary business practices. Prior to issuing any Letter of Credit, the Issuing Lender of such Letter of Credit will consult with the Revolving Credit Agent to confirm that the amount specified in Section 2.19(a)(i) would not be exceeded, and that the conditions specified in Section 4.02 have been satisfied.
                         (v) Promptly after issuance of each Letter of Credit, the Issuing Lender shall deliver to Borrower and the Revolving Credit Agent a copy of such Letter of Credit. The Revolving Credit Agent shall promptly deliver a copy thereof to each other Lender. Each Letter of Credit shall provide that, except as otherwise determined in the sole discretion of the Issuing Lender, payment thereunder shall not be made earlier than two (2) Banking Days after receipt of any requisite documents demanding such payment.
                         (vi) All Letters of Credit shall be issued only in Dollars.
          (c) Participations, Drawings and Reimbursements.
                         (i) Immediately upon the issuance of each Letter of Credit, each Lender (other than the Issuing Lender) shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a percentage equal to the Revolving Credit Commitment Percentage of such Lender. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH SUCH LENDER ACKNOWLEDGES AND AGREES THAT LETTERS OF CREDIT MAY BE ISSUED WITH EXPIRATION DATES THAT OCCUR AFTER THE REVOLVING CREDIT TERMINATION DATE. EACH SUCH LENDER ACKNOWLEDGES AND IRREVOCABLY AGREES THAT ITS PARTICIPATING INTEREST APPLIES TO SUCH LETTERS OF CREDIT BOTH BEFORE AND AFTER THE REVOLVING CREDIT TERMINATION DATE INCLUDING, WITHOUT LIMITATION, DURING THE PERIOD FOLLOWING THE REVOLVING CREDIT TERMINATION DATE.

                         (ii) Borrower shall reimburse the Revolving Credit Agent for the full amount of any drawing under the Letter of Credit on the Banking Day immediately succeeding the date such drawing is honored by the Issuing Lender. Borrower shall pay interest to the Issuing Lender from the date such drawing is honored by the Issuing Lender to the Banking Day immediately succeeding such date at a rate equal to the Reference Rate plus the Applicable Margin. In the event Borrower shall fail to reimburse the Revolving Credit Agent for the full amount of any drawing on the Banking Day immediately succeeding the date such drawing is honored by the Issuing Lender under any Letter of Credit, the Issuing Lender shall promptly notify the Revolving Credit Agent and the Revolving Credit Agent shall as promptly as possible notify each Lender with a Revolving Credit Commitment thereof and Borrower shall be deemed to have requested that a Reference Rate Loan be made by the Lenders with a Revolving Credit Commitment to be disbursed on the date of payment by the Issuing Lender under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment Amount on such date and subject to the conditions set forth in Section 4.02. Any notice given by the Issuing Lender or the Revolving Credit Agent pursuant hereto may be oral if immediately confirmed in writing (including telecopy or telex); provided that the lack of such an immediate confirmation shall not affect the conclusiveness and binding effect of such notice. The proceeds of such Revolving Loans shall be paid to the Revolving Credit Agent which will, in turn, disburse such proceeds to the Issuing Lender as reimbursement for such drawings.
                         (iii) Any unreimbursed Letter of Credit drawing which shall not be converted into a Revolving Loan pursuant to Section 2.19(c)(ii) in whole or in part because such conversion would have caused the Revolving Credit Commitment Amount to be exceeded or because of Borrower’s failure to satisfy (without waiver) the conditions set forth in Section 4.02, shall become due and payable on the Banking Day immediately succeeding the date such drawing is paid by the Issuing Lender. The Revolving Credit Agent shall promptly notify Borrower and Lenders with a Revolving Credit Commitment of the occurrence of any unreimbursed drawing under a Letter of Credit. Any such unreimbursed drawing shall bear interest at a rate per annum equal to the Reference Rate plus the sum of the Applicable Margin and 2%.
                         (iv) Each Lender will, promptly upon receipt of notice of an unreimbursed drawing under a Letter of Credit pursuant to Section 2.19(c)(iii), make available to the Revolving Credit Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Revolving Credit Commitment Percentage of the amount of such unreimbursed drawing. If any Lender so notified shall fail to make available to the Revolving Credit Agent for the account of the Issuing Lender the amount of its Revolving Credit Commitment Percentage of any such unreimbursed drawing on the date the relevant Letter of Credit drawing was honored by the Issuing Lender (the “Participation Date”), then interest shall accrue on such Lender’s obligation to make such payment, (i) from the Participation Date to but not including the second Banking Day after the Participation Date at a rate per annum equal to the Federal Funds Rate, and (ii) from the second Banking Day after the Participation Date at the same rate specified in Section 2.08(a) for Reference Rate Loans. The Revolving Credit Agent will as promptly as practicable (but in no event later than two (2) Banking Days after the occurrence thereof) give notice of the occurrence of the Participation Date, but failure of the Revolving Credit Agent to give any such notice on the Participation Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.19(c)(iv).
                         (v) The obligation of each Lender to provide the Revolving Credit Agent with such Lender’s Revolving Credit Commitment Percentage of the amount of any payment or disbursement made by any Issuing Lender under any outstanding Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Lender may have or have had against such Issuing Lender (or any other Lender), including, without limitation, that the Revolving Credit Termination Date has occurred after, on or prior to the date of such payment or disbursement, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit or any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable; provided, however, that Lenders shall not be obligated to reimburse such Issuing Lender for any wrongful payment or disbursement made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuing Lender or any of its officers, employees or agents. Further, each Lender agrees to perform its obligations under Section 2.19(c)(iv) despite the occurrence of the Revolving Credit Termination Date, a Default or an Event of Default or any inability of Borrower to require such Lender to fulfill its other obligations hereunder including, without limitation, any inability resulting from the operation of Bankruptcy Code § 365(c)(2) (11 U.S.C. § 365(c)(2)) or otherwise.
          (d) Repayment of Participations.
                         (i) Upon and only upon receipt by the Revolving Credit Agent for the account of the Issuing Lender of funds from Borrower,
                              (A) in reimbursement of any payment made under a Letter of Credit with respect to which any Lender has theretofore paid the Revolving Credit Agent for the account of the Issuing Lender for such Lender’s participation in the Letter of Credit pursuant to Section 2.19(c)(iv); or
                              (B) in payment of interest thereon;

the Revolving Credit Agent will pay to each Lender which has funded its participating interest therein, in the same funds as those received by the Revolving Credit Agent for the account of the Issuing Lender, such Lender’s Revolving Credit Commitment Percentage of such funds.
                         (ii) If the Revolving Credit Agent or the Issuing Lender is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by Borrower to the Revolving Credit Agent for the account of the Issuing Lender pursuant to paragraph (i) in reimbursement of payment made under the Letter of Credit or interest thereon, each Lender shall, on demand of the Revolving Credit Agent, forthwith return to the Revolving Credit Agent or the Issuing Lender its Revolving Credit Commitment Percentage of any amounts so returned by the Revolving Credit Agent or the Issuing Lender plus interest thereon from the date such demand is made to but not including the date such amounts are returned by such Lender to the Revolving Credit Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate.
               (e) Role of Issuing Lender. (i) Each Issuing Lender will exercise and give the same care and attention to any Letter of Credit as it gives to its other letters of credit and similar obligations.
                         (ii) Each Lender participating in a Letter of Credit agrees that, in paying any drawing under any Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than the sight draft and certificates required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person delivering any such document. Neither the Issuing Lender nor any of its representatives, officers, employees or agents shall be liable to any Lender for:
                              (A) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders;
                              (B) any action taken or omitted in the absence of gross negligence or willful misconduct; or
                              (C) the execution, effectiveness, genuineness, validity or enforceability of any Letter of Credit or any other document contemplated hereby or thereby.
               (f) Obligations Absolute. The obligations of Borrower under this Agreement and any other agreements or instrument relating to any Letter of Credit to reimburse each Issuing Lender shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                         (A) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);
                         (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
                         (C) the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;
                         (D) any statement and other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
                         (E) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Collateral Document, for all or any of the obligations of Borrower in respect of any Letter of Credit;
                         (F) the occurrence of the Revolving Credit Termination Date at any time prior to, on, or after the date the payment or disbursement by the Issuing Lender giving rise to such reimbursement obligation was made;
                         (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Guarantor but excluding (i) any action constituting the Issuing Lender’s gross negligence or willful misconduct or (ii) payment or performance; or
                         (H) the occurrence of a Default or an Event of Default.

               (g) Requests Regarding Renewals and Extensions of Renewable Letters of Credit. Borrower shall deliver to the Revolving Credit Agent and the applicable Issuing Lender, not earlier than thirty (30) days, and not later than fourteen (14) days, before notice of non-renewal or non-extension is required under the Renewable Letters of Credit issued by such Issuing Lender, a written request for renewal or extension of each Renewable Letter of Credit which Borrower desires to renew or extend. Such request shall specify the required date for notice by the Issuing Lender of non-renewal or non-extension under the Renewable Letters of Credit and include a certification by Borrower that as of the date of such request, no Default or Event of Default shall have occurred and be continuing and all of the representations and warranties contained in this Agreement and the Collateral Documents are true and correct in all material respects, except as to representations and warranties contained in Section 5.09 and which expressly relate to an earlier date and for changes which are contemplated or permitted by this Agreement. No such request shall be made by Borrower which would cause the expiry date of such Renewable Letter of Credit to extend beyond March 31, 2008. For purposes of this Section 2.19(g), valid delivery by Borrower of the required request shall be deemed to have occurred only upon actual receipt of such notice by the Revolving Credit Agent and the Issuing Lender. If Borrower fails to deliver such a notice within such period with respect to such Renewable Letter of Credit, the Issuing Lender of such Renewable Letter of Credit shall deliver appropriate notices of non-extension or non-renewal with respect to such Renewable Letter of Credit.
               (h) Increased Costs. If any change in any requirement of law shall either (i) impose, modify or deem or make applicable any reserve, special deposit, assessment or similar requirement against Letters of Credit issued by any Issuing Lender or against a Lender’s participation in such Letter of Credit or (ii) impose on any Issuing Lender or any Lender participating in such Letter of Credit (a “Participating Lender”) any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit, or to such Participating Lender of purchasing or maintaining such participating interest in any Letter of Credit (which increase in cost shall be the result of such Issuing Lender’s, or Participating Lender’s, as the case may be, reasonable allocation of the aggregate of such cost increases resulting from such events), then from time to time following notice by such Issuing Lender (or such Participating Lender, as the case may be) to Borrower, Borrower shall pay to such Person, as specified by such Person, additional amounts which shall be sufficient to compensate such Person for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Reference Rate plus the Applicable Margin plus 2% per annum. A certificate submitted by such Issuing Lender or Participating Lender to Borrower concurrently with any such demand by such Person, shall be conclusive, absent manifest error, as to the amount thereof.
               (i) Cash Collateralization. If any Letter of Credit shall remain outstanding on the date the Revolving Credit Termination Date, Borrower shall either (A) deposit in an account with the Revolving Credit Agent, in the name of the Revolving Credit Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the aggregate undrawn amount under all such Letters of Credit as of such date or (B) provide one or more letters of credit from an issuer reasonably satisfactory to Issuing Lender naming the Revolving Credit Agent as beneficiary in a face amount equal to such Letter of Credit which remains outstanding on the Revolving Credit Termination Date. The obligation to deposit such cash collateral or provide such back-to-back letter(s) of credit shall become effective immediately, and such deposit, if applicable, shall become immediately due and payable, without demand or other notice of any kind. Such deposit shall be held by the Revolving Credit Agent as collateral for the payment and performance of the obligations of Borrower hereunder. The Revolving Credit Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which types of investments shall be made at the reasonable discretion of the Revolving Credit Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Revolving Credit Agent to reimburse the Issuing Lender for the amount of any drawing under any such Letter of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower in respect of drawings under such Letters of Credit at such time.
          Section 2.20 Call Protection.
               (a) If for any reason the Term Loans are repaid other than by conversion into the loans under the Exit Credit Agreement or the Alternative Exit Credit Agreement pursuant to Section 10.15(a) or (b), Borrower shall pay to the Lenders concurrently with such repayment an exit fee equal to 1% of the principal amount repaid; and
               (b) If (i) the Term Loans are repaid from any source other than by conversion into the loans under the Alternative Exit Credit Agreement pursuant to Section 10.15(b) (other than by reason of the failure of a condition precedent to such conversion to be satisfied or waived by Majority Lenders (excluding conditions precedent the satisfaction of which are within the control of Borrower)) and (ii) the Consummation of the Plan of Reorganization includes any transaction of any kind with, or any funding or financing of any kind provided by, Harbinger Capital Partners Masters Fund I Ltd. or Liberation Investment Group LLC, or any respective Affiliate thereof, then Borrower shall pay (A) to the Lenders concurrently with such repayment an additional exit fee equal to the sum of (x) 2.5% of the original aggregate principal amount of the Term Loan Facility and (y) 3.5% of the aggregate principal amount of the Revolving Credit Commitments in effect as of the Closing Date and (B) to the Arranger any unpaid balance of the Alternative Exit Facility Commitment Fee (as defined in the Alternative Exit Credit Facility Fee Letter).
          Section 2.21 Priority and Liens. (a) Superpriority Claims and Liens. Borrower hereby covenants, represents and warrants that, upon entry of the Final Order, the Obligations of Borrower and the Guarantors under the Credit Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b), 507(a) or 507(b) of the Bankruptcy Code; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of Borrower and the Guarantors that is not subject to Existing Liens or post-petition Liens permitted hereunder that secure (A) post-petition Capitalized Leases or purchase money financings permitted to be entered into hereunder or (B) obligations not to exceed $4 million, owing to JPMorgan Chase, N.A., in connection with procurement card obligations and the cash management system of the Borrower and the Guarantor (collectively, “Cash Management Obligations”); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of Borrower and the Guarantors that is subject to Existing Liens and to post-petition Liens permitted hereunder that secure post-petition Capitalized Leases or purchase money financings permitted to be entered into hereunder or Cash Management Obligations, junior to such Existing Liens and the Liens granted in connection with such Cash Management Obligations, Capitalized Leases and purchase money financings; and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the tangible and intangible property of Borrower and the Guarantors that is subject to existing Liens that secure Borrower’s and the Guarantors’ Debt and other obligations under the Prepetition Facility and any Liens that are junior thereto (but subject to any Existing Liens to which the Liens being primed hereby are subject or become subject subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code), including any Liens granted on or after the Filing Date to provide adequate protection in respect of the Prepetition Facility (provided, that notwithstanding anything to the contrary in clauses (a)(ii) to (a)(iv) herein, in no event shall the Obligations be secured by any pledge in excess of 65% of the capital stock of its direct foreign subsidiaries or any of the capital stock or interests of indirect foreign subsidiaries (if adverse tax consequences could result to the Borrower or the Guarantors) or joint ventures interest (if otherwise prohibited or requiring the consent of any third party)); in the case of each of clauses (i) through (iv) subject only to (x) on and after delivery of notice by the applicable Agent to the Borrower that an Event of Default has occurred and the Lenders desire to trigger the Carve-Out (a “Carve-Out Trigger Notice”), the payment of allowed and unpaid professional fees and disbursements incurred by Borrower and the Guarantors, any statutory committees appointed in the Cases, and the adhoc noteholders’ committee, on or after the date of delivery of the Carve-Out Trigger Notice in an aggregate amount not in excess of $5,000,000 plus the amount of unpaid professional fees and expenses incurred by Borrower and Guarantors prior to the date of delivery of the Carve-Out Trigger Notice and (y) the payment of fees pursuant to 28 U.S.C. § 1930 ((x) and (y), together, the “Carve-Out”), provided that, except as otherwise provided in the Final Order, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of Borrower and the Guarantors owing to the lenders, agents or indemnified parties under the Facility or to the collateral securing the Facility. The Lenders agree that so long as no Event of Default shall have occurred and be continuing, Borrower and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out. The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Agents and the Lenders to object to the allowance and payment of such amounts.
               (b) Real Property. Subject in all respects to the terms of the Final Order, the priorities set forth in Section 2.21(a) above and to the Carve-Out, Borrower grants, and shall cause each Guarantor to grant, to the Collateral Agent on behalf of the Secured Creditors a security interest in, and mortgage on, all of the right, title and interest of Borrower and the Guarantors in all real property owned by Borrower or any of the Guarantors, together in each case with all of the right, title and interest of Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, all general intangibles relating thereto and all proceeds thereof. Borrower shall, and shall cause each Guarantor to, acknowledge that, pursuant to the Final Order, the Liens in favor of the Collateral Agent on behalf of the Secured Creditors in all of such real property shall be perfected without the recordation of any instruments of mortgage or assignment. Borrower agrees, and shall cause each Guarantor to agree, that upon the reasonable request of the Collateral Agent, Borrower and such Guarantor shall promptly enter into separate fee mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Collateral Agent.
               (c) Set Off. Subject to Article VIII hereof, upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust and tax accounts) at any time held and other indebtedness at any time owing by each such Agent and each such Lender to or for the credit or the account of Borrower or any Guarantor against any and all of the obligations of Borrower or such Guarantor under the Credit Documents, whether or not such obligations are then due. The rights of each Lender and each Agent under this Section 2.21(c) are in addition to other rights and remedies which such they may have upon the occurrence and during the continuance of any Event of Default under the Credit Documents or the Final Order.
               (d) Discharge. Borrower agrees, and shall cause each Guarantor to agree, that (i) its obligations hereunder shall not be discharged by the entry of an order confirming the Plan of Reorganization (and Borrower and each Guarantor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Final Order and described in Section 2.21(a) and the Liens granted to the Collateral Agent pursuant to the Final Order and the Collateral Documents shall not be affected in any manner by the entry of an order confirming the Plan of Reorganization.
ARTICLE III
SECURITY
          Section 3.01 Security.
               (a) Upon entry of the Final Order, as security for the prompt payment and performance of all Secured Obligations of Borrower, Borrower has granted or shall grant, in accordance with the provisions of the Collateral Documents applicable to Borrower and the Final Order, to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of its right, title and interest in and to all of its Collateral. Additionally, upon entry of the Final Order, all Secured Obligations shall be guaranteed by each Guarantor under the Guarantee and Collateral Agreement and all Operating Bank Obligations shall be guaranteed by each Guarantor under the Operating Bank Guaranty, to the extent provided therein, and the obligations of the Guarantors under the Guarantee and Collateral Agreement and the Operating Bank Guaranty shall be secured pursuant to the terms of the Collateral Documents required to be executed and delivered by them hereunder and the Final Order. Upon the effective date of the sale of all of the stock owned by Borrower or any Subsidiary of any Guarantor (other than any sale to another Credit Party), upon the dissolution, liquidation or merger out of existence of any Guarantor in connection with which dissolution, liquidation, or merger, the separate existence of the Guarantor terminates, or the effective date of the sale of all of the assets of any Guarantor (other than any sale to another Credit Party), in each case to the extent permitted hereunder, the Collateral Agent shall promptly release (i) such Guarantor from all obligations under the Guarantee and Collateral Agreement and (ii) any security interests in the Capital Stock of such Guarantor.
               (b) If any assets are acquired by Borrower or any Guarantor after the Closing Date (other than assets constituting Collateral under any Collateral Documents that become subject to the Lien of such Collateral Document upon acquisition thereof without any action of any Lender), Borrower will promptly notify the Collateral Agent and the Administrative Agent thereof in writing and at the Collateral Agent’s request within thirty (30) days of such notice, will cause such assets to be subjected to a Lien securing the Secured Obligations to the extent not excluded from the definition of “Collateral” under the Credit Documents, subject to preexisting Liens on such assets permitted hereunder and other Liens permitted hereunder, and will take, and cause the Guarantors to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in this Section, all at the expense of Borrower and Guarantors; provided that, if such asset is the capital stock of another Person is directly owned by Borrower or any Guarantor and such Person is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, Capital Stock of such Subsidiary to be pledged shall be limited to 65% of the outstanding of voting Capital Stock of such Subsidiary.
          Section 3.02 [Reserved.]
          Section 3.03 [Reserved.]
          Section 3.04 New Guarantors. Borrower shall cause each Domestic Subsidiary which is hereafter created or acquired (but excluding (i) Unrestricted Subsidiaries, (ii) Lincoln Indemnity Company, (iii) Bally ARA Corporation and (iv) any Subsidiary that is not a Substantial Subsidiary) to promptly execute and deliver a supplement or addendum to each of the Guarantee and Collateral Agreement and the Operating Bank Guaranty within 30 days of acquisition or formation, as applicable, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such Subsidiary shall become a party to such agreements as a Grantor (as defined in the Guarantee and Collateral Agreement) and guarantor, together with such Collateral Documents and other documents, instruments and opinions reasonably requested by the Administrative Agent or the Collateral Agent in order to perfect and protect the Collateral Agent’s security interest in the Collateral granted pursuant to such Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          Section 3.05 [Reserved].
          Section 3.06 [Reserved].

          Section 3.07 [Reserved]. Section 3.08 Collateral Agency Agreement. Each Lender authorizes and instructs the Loan Agents and the Collateral Agent to execute and deliver the Collateral Agency Agreement on behalf of such Lender. Each Lender agrees to be bound by and perform the obligations set forth for such Lender in the Collateral Agency Agreement. Each Lender acknowledges and agrees that pursuant to the Collateral Agency Agreement the Secured Obligations are secured by the Collateral under the Collateral Documents on a pari passu basis. Each Lender acknowledges that the Collateral Agent is acting on behalf of the Lenders (and their Affiliates), the Issuing Lenders, the Loan Agents and the Operating Banks.
ARTICLE IV
CONDITIONS PRECEDENT
          Section 4.01 Conditions Precedent to Closing Date. This Agreement shall become effective as of the Closing Date, subject to the satisfaction (or waiver by Majority Lenders) of the conditions precedent that on or prior to the Closing Date:
               (a) Agreement. There shall have been delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, sufficient counterparts of this Agreement, duly executed by an authorized officer of Borrower.
               (b) Guarantee and Collateral Agreement. Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent a Guarantee and Collateral Agreement in substantially the form of Exhibit A, together with all documents, certificates, forms and filing fees that the Collateral Agent may deem necessary to perfect and protect the liens and security interests created under the Guarantee and Collateral Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Credit Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions.
               (c) [Reserved].
               (d) [Reserved].
               (e) [Reserved].
               (f) Patriot Act. Each Agent shall have received, at least one (1) Banking Day prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

               (g) Operating Bank Guaranty. Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent the Operating Bank Guaranty, substantially in the form of Exhibit E.
               (h) Collateral Agency Agreement. The Collateral Agent shall have received a fully executed copy of the Collateral Agency Agreement, substantially in the form of Exhibit B.
               (i) Pledge of Shares. The Collateral Agent shall have received (x) (i) the certificates representing the certificated shares of each of the Guarantors listed on Exhibit D hereto and each first-tier Subsidiary of such Guarantors, in each case to the extent owned by a Credit Party and otherwise required to be pledged hereunder, and (ii) the certificates representing 65% of the certificated shares of the Foreign Subsidiaries owned directly by Borrower or a Guarantor, which certificates are to be pledged pursuant to the Guarantee and Collateral Agreement, together with (y) an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
               (j) Final Order. At the time of the making of the initial Loans or at the time of the issuance of the initial Letters of Credit, whichever first occurs, the Agents and the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit K (the “Final Order”) approving the Credit Documents, the granting the Superpriority Claim status and the senior priming and other Liens described in Section 2.21 hereof and provided for in the Collateral Documents which Final Order (i) shall have been entered, upon an application or motion of Borrower reasonably satisfactory in form and substance to each Agent, on such prior notice to such parties as may in each case be reasonably satisfactory to each Agent, (ii) shall authorize extensions of credit in amounts not in excess of an amount to be set forth in the Final Order, which shall be satisfactory to each Agent, (iii) shall approve the payment by the Borrower of all of the fees provided for in the Credit Documents (including the Fee Letters), (iv) shall be in full force and effect, (v) shall approve the payment in full and termination of the Prepetition Facility with proceeds of the initial Loans, (vi) shall approve the priority of the Liens and Superpriority Claims granted pursuant to the Bankruptcy Code Sections 364(c)(1), (2) and (3) and 364(d), (vii) shall deem the Obligations to have been extended by the Lenders in good faith as that term is used in Bankruptcy Code Section 364(e), and as to which no stay of the Final Order is in effect.
               (k) First Day Orders. All of the “first day orders” entered by the Bankruptcy Court in the Cases shall be reasonably satisfactory in form and substance to each Agent.
               (l) Filings. Any filings and other actions required to create, perfect and preserve the priority of the appropriate security interests in all Collateral (including, without limitation, the filing of financing statements on Form UCC-1 in the jurisdictions set forth in Schedule 3 to the Guarantee and Collateral Agreement and in any other jurisdiction, in the opinion of the Collateral Agent, necessary to perfect the Liens on the Collateral) shall have been authorized by Borrower or the applicable Guarantor (or, in the case of UCC-1s, delivered in proper form for filing), and all Collateral shall be free and clear of other liens other than Permitted Liens.

               (m) Lien Searches. The Administrative Agent and the Collateral Agent shall have received UCC searches (including tax liens and judgments) conducted in the jurisdictions in which Borrower and the Guarantors are incorporated (dated as of a recent date), reflecting the absence of Liens and encumbrances on the assets of Borrower and the Guarantors other than Liens permitted hereunder.
               (n) Projections. Borrower shall have delivered to the Administrative Agent a financial forecast, including income statements, balance sheets and cash flow statements through its fiscal year ending December 31, 2009, in form and substance reasonably satisfactory to the Administrative Agent.
               (o) Insurance Policies. (i) There shall have been delivered to the Administrative Agent and the Collateral Agent a certificate evidencing Borrower’s and its Subsidiaries’ insurance coverage in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent shall have been named as loss payee and additional insured (as their interests may appear), on such policies of insurance of Borrower and the Guarantors and such policies of insurance shall provide that such policies may not be modified, reduced or cancelled absent thirty (30) days prior written notice to the Collateral Agent.
               (p) [Reserved].
               (q) Borrower’s Incorporation Papers. There shall have been delivered to the Administrative Agent, a copy of Borrower’s certificate of incorporation, certified by the Secretary of State of Delaware, as of a recent date, and a copy of Borrower’s by-laws, certified by the Secretary or an Assistant Secretary of Borrower.
               (r) Borrower’s Corporate Resolution. There shall have been delivered to the Administrative Agent, a copy of a resolution or resolutions passed by the Board of Directors of Borrower, certified by the Secretary or an Assistant Secretary of Borrower as being in full force and effect on the Closing Date, authorizing the commencement of the Cases (with respect to Borrower) and the borrowing provided for herein and the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party and any other instrument or agreement required hereunder.
               (s) Borrower’s Incumbency Certificate. There shall have been delivered to the Administrative Agent, a certificate, signed by the Secretary or an Assistant Secretary of Borrower and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Notes, the Collateral Documents to which it is a party and any other instrument or agreement required hereunder on behalf of Borrower.
               (t) Guarantors’ Incorporation Papers. There shall have been delivered to the Administrative Agent, a copy of each such Guarantor’s certificate of incorporation or articles of association and by-laws or partnership agreement, as the case may be, certified by the Secretary or an Assistant Secretary of such Guarantor.

               (u) Guarantors’ Resolutions. There shall have been delivered to the Administrative Agent, with respect to each Guarantor, a copy of a resolution or resolutions passed by the Board of Directors (or similar body) of each Guarantor, certified by the Secretary or an Assistant Secretary of such Guarantor as being in full force and effect on the Closing Date, authorizing the commencement of the Cases (with respect to each such Guarantor) and execution, delivery and performance of the Collateral Documents to which it is a party.
               (v) Guarantors’ Incumbency Certificates. There shall have been delivered to the Administrative Agent, with respect to each Guarantor, a certificate, signed by the Secretary or an Assistant Secretary of each Guarantor and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the person or persons authorized to execute and deliver the Collateral Documents to which it is a party on behalf of such Guarantor (or on behalf of such general partner for such Guarantor).
               (w) Good Standing Certificates. There shall have been delivered to the Administrative Agent, good standing certificates (or bring-down telexes or other evidence of good standing) for Borrower and for each Guarantor from the Secretary of State of the state of incorporation of each such Person.
               (x) Opinions of Counsel to Borrower, etc. There shall have been delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, an opinion, dated the Closing Date, of (i) Kirkland & Ellis LLP, special counsel for Borrower and the Guarantors, substantially in the form of Exhibit H hereto, and (ii) Marc Bassewitz, Esq., or other acceptable in-house counsel, substantially in the form of Exhibit I hereto.
               (y) Officer’s Certificate. There shall have been delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel, a certificate signed by a Senior Vice President of Borrower, dated as of the Closing Date, certifying that:
                         (i) the representations and warranties contained in Article V and in each Collateral Document are true and correct in all material respects on and as of such date, as though made on and as of such date; and
                         (ii) no event has occurred and is continuing, or would result from the transactions provided for herein, which has or would constitute an Event of Default.
               (z) Plan of Reorganization. Borrower and the Guarantors shall have filed with the Bankruptcy Court the Plan of Reorganization and disclosure statements reasonably satisfactory to the Administrative Agent and the Plan of Reorganization shall have been accepted by all impaired classes of creditors entitled to vote on the Plan of Reorganization under the Bankruptcy Code.
               (aa) Consents. All governmental and third party consents and approvals necessary in connection with the financing contemplated hereby and the continuing operations of Borrower and the Guarantors shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

               (bb) [Reserved].
               (cc) Repayment of Prepetition Facility. The Prepetition Facility shall have been repaid in full and terminated, and all action necessary to release all collateral pledged to secure the Loans and other obligations thereunder (including hedge and cash management obligations) shall have been taken, in form and substance reasonably satisfactory to the Administrative Agent.
               (dd) Minimum EBITDA. Borrower shall have Consolidated EBITDA for the last 12 months for which financial statements are available of at least $62,500,000; provided that for any calendar month ending on or prior to June 30, 2007, Consolidated EBITDA for such calendar month shall be deemed to be the amount set forth on Schedule 4.01(dd) for such calendar month.
               (ee) Minimum Liquidity. On the Closing Date, Borrower shall have Liquidity equal to or greater than $25,000,000.
               (ff) [Reserved].
               (gg) Payment of Fees and Expenses. The Agents shall have received, for the account of the Lenders and for their own accounts, payment by Borrower of all fees and expenses (including reasonable legal fees and expenses) required to be paid hereunder, including without limitation, under Section 9.06, to the extent invoices therefor have been presented to Borrower prior to the Closing Date.
               (hh) Cash Flow Projection. The Agents shall have received the most recent available 13-week cash flow projection reflecting anticipated cash receipts and disbursements (in form and substance reasonably satisfactory to the Administrative Agent) for the 13 week period following August 6, 2007.
               (ii) No Material Adverse Effect. The Agents shall have determined in their reasonable discretion that there has not occurred since March 31, 2007 any change, event, circumstance or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (other than the events leading up to and resulting from the filing of the Cases).
               (jj) Closing Date. The Closing Date shall occur no later than 45 days after the Filing Date.
               (kk) Review of Debt Instruments. The Agents shall have reviewed, and shall in their reasonable discretion be satisfied with, the debt instruments and indentures to be issued in connection with the consummation of the Plan of Reorganization.
          Section 4.02 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender to make any Loan or to issue any Letter of Credit (or to renew or extend any Letter of Credit) hereunder is subject to the satisfaction (or waiver) following conditions precedent:
               (a) No Default or Event of Default has occurred and is continuing on the date of each Loan or the date of issuance (or the date of renewal or extension, as the case may be) of each Letter of Credit or would result from the incurring of obligations by Borrower under this Agreement;
               (b) The Final Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of each Agent and the Majority Lenders, and if the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by Borrower or any Guarantor of any of their respective obligations under any of the Credit Documents shall be subject to a stay pending appeal;
               (c) The applicable Loan Agent shall have received a notice with respect to the borrowing, to the extent required by Sections 2.02 or 2.19(b)(i), as applicable; and
               (d) The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on the date of each Loan or the date of issuance (or the date of renewal or extension, as the case may be) of each Letter of Credit, except as to representations and warranties which expressly relate to an earlier date and, in such case, shall be true and correct in all material respects as of such date, and except for changes which are expressly permitted by this Agreement.
Each borrowing by or credit extension to Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of each such borrowing or credit extension that the conditions in Section 4.02 have been satisfied.
          Section 4.03 Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Section 4.01 and 4.02, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the applicable Loan Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and such Lender shall not have made available to the applicable Loan Agent such Lender’s ratable portion of such Borrowing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants to each Lender and the Agents that:
          Section 5.01 Borrower’s Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, and is in good standing and properly licensed to conduct business in every jurisdiction in which the nature of the business conducted by it makes such license and good standing necessary and where failure to so comply would have a Material Adverse Effect.
          Section 5.02 Subsidiaries’ Existence. Each Substantial Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its formation, and is in good standing and properly licensed to conduct business in the State in which its principal operations are located and in every jurisdiction in which the nature of the business conducted by it makes such compliance necessary and where failure to comply would have a Material Adverse Effect. Each Guarantor which is not a Substantial Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its formation and is in good standing and properly licensed to conduct business in the State in which its principal operations are located and in every jurisdiction in which the nature of the business conducted by it makes such compliance necessary except where failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
          Section 5.03 Borrower’s and Subsidiaries’ Powers. Upon the entry of the Final Order, the execution, delivery and performance of this Agreement, the Notes, the other Credit Documents and any other instrument or agreement required to be executed and delivered by Borrower hereunder or any of its Subsidiaries are, subject to the entry of the Final Order, within Borrower’s or such Subsidiary’s corporate or other appropriate powers, have been duly authorized, and are not in conflict with the terms of any charter or by-laws or other equivalent organizational document of Borrower or such Subsidiary, or any material instrument or agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound or affected except (other than in the case of any charter or by-laws or other equivalent organizational document) to the extent such conflict could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.04 Power of Officers. Upon the entry of the Final Order, the officers of Borrower and the other Credit Parties executing this Agreement, the Notes, the other Credit Documents and any other certificate, instrument or agreement required to be delivered hereunder are duly authorized to execute same.
          Section 5.05 Government Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement, the Notes, the other Credit Documents or any other instrument or agreement required hereunder, other than (i) the filing of financing statements, mortgages and intellectual property filings, (ii) the filings and consents contemplated by the Collateral Documents, (iii) entry of the Final Order, (iv) approvals, consents and exemptions that have been obtained prior to the Closing Date and (v) consents, approvals and exemptions that the failure to do so in the aggregate would not reasonably be expected to result in a Material Adverse Effect.
          Section 5.06 Compliance With Laws. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower or any Subsidiary, which would be contravened by the execution, delivery, performance or enforcement of this Agreement, the Notes, the other Credit Documents or any instrument or agreement required hereunder, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
          Section 5.07 Enforceability of Agreement. Upon the entry of the Final Order, each of this Agreement, the Notes and each of the other Credit Documents to which Borrower or any of its Subsidiaries is a party are legal, valid and binding agreements and obligations of Borrower, or such Subsidiary, as the case may be, enforceable against Borrower or such Subsidiary, as the case may be, in accordance with their respective terms, and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject, in each case, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          Section 5.08 Title to Property. Borrower and its Subsidiaries have good title to their respective owned material personal properties and assets, and good and marketable title to their respective owned material real properties which, in each case are necessary to the conduct of its business, free and clear of all Liens, except for Permitted Liens on such properties and assets. The execution, delivery or performance of this Agreement, the Notes, the other Credit Documents or any instrument or agreement required hereunder will not result in the creation of any Lien, other than in favor of the Secured Creditors pursuant to the Collateral Documents.
          Section 5.09 Litigation. Except as disclosed on Schedule 5.09, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Subsidiary or their respective property, which have a reasonable likelihood of adverse determination and such determination could reasonably be expected to have a Material Adverse Effect.
          Section 5.10 Secured Superpriority Obligations. On and after the Closing Date and the entry of the Final Order, the Final Order and the Credit Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.21 of this Agreement. The Final Order is in full force and effect and has not been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of Agents and the Majority Lenders.
          Section 5.11 Compliance with Margin Requirements. Borrower is not in violation of any provision of Section 7 of the Exchange Act or any Margin Regulation, nor will Borrower’s activities cause it to violate such provision or any Margin Regulation.
          Section 5.12 Subsidiaries. As of the Closing Date, all of Borrower’s Subsidiaries existing as of the Closing Date are listed on Exhibit D hereto.
          Section 5.13 Information. The audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending December 31, 2006, and the unaudited consolidated financial statements of Borrower and its subsidiaries for the fiscal quarters ending March 31, 2007 and June 30, 2007, have been furnished by Borrower to Lenders. Such financial statements have been prepared in accordance with GAAP and practices consistently applied and accurately and fairly present in all material respects the consolidated financial condition and results of operations of the entities referred to therein as of such dates. Since March 31, 2007, there has been no Material Adverse Change (other than (i) changes that are contemplated in the Plan of Reorganization, (ii) any events leading up to the filing of the Chapter 11 case disclosed in Borrower’s public filings made prior to the date hereof, and (iii) the filing of the Chapter 11 case with the Bankruptcy Court and events ancillary thereto or resulting therefrom).
          Section 5.14 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable federal or state law, and except as listed on Schedule 5.14 no event or condition is occurring nor is there any present intent to cause any such event or condition to occur with respect to any Plan or Multiemployer Plan with respect to which Borrower would be under an obligation to furnish a report to Lenders in accordance with Section 6.02(d) hereof and which, taking all such events or conditions arising within the last twelve-month period, in the aggregate would result in liability to Borrower or an ERISA Affiliate in excess of $1,000,000. For purposes of this representation and warranty, Borrower, or any ERISA Affiliate if not the Plan administrator, shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA; provided, however, that the foregoing representation with respect to Multiemployer Plans is made with respect to matters of which Borrower or any ERISA Affiliate has actual knowledge. The aggregate withdrawal liability under Section 4201 of ERISA which could be incurred by Borrower and each ERISA Affiliate, collectively, upon a complete withdrawal, within the meaning of Section 4203 of ERISA, from each and all Multiemployer Plans to which each is contributing or has contributed within the past five calendar years, plus the aggregate of the excess of benefit liabilities, within the meaning of Section 4001(a)(16) of ERISA, of each Plan upon termination of such Plan over the assets of such Plan, does not exceed $5,000,000).
          Section 5.15 Investment Company Act of 1940. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or is required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          Section 5.16 No Restrictions on Subsidiaries. No Subsidiary is prohibited by the terms of any agreement to which it is a party or by which it is bound from paying dividends to or making loans or advances to Borrower or any Subsidiary directly controlling it, except (a) as disclosed in Schedule 5.16; (b) restrictions imposed by this Agreement or any Collateral Agreement; (c) customary non-assignment provisions restricting subletting, assignment or licensing of any lease or license or assignment of any contract of any Subsidiary; customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; and customary provisions in instruments or agreements relating to a Lien created, incurred or assumed in accordance with this Agreement prohibiting the transfer of the property subject to such Lien, in each case in existence on the Closing Date; (d) restrictions on Debt secured by any Permitted Lien limiting the right of such Subsidiaries to dispose of the assets securing such Debt to the extent that the agreement governing such Debt prohibits the transfer of such assets as a Restricted Payment; (e) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary; (f) restrictions in any agreement in effect at the time any Person becomes a Subsidiary of Borrower or a Guarantor, provided that such agreement was not entered in contemplation of such Person becoming a Subsidiary; (g) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the payment of dividends from such partnership, limited liability company, joint venture or similar Person; and (h) any restrictions pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions described in the foregoing clauses (a) through (g), provided that the terms and conditions of any such restrictions are not less favorable to the Lenders than those under or pursuant to the agreement extended, refinanced, renewed or replaced.
          Section 5.17 [Reserved.]
          Section 5.18 Environmental Matters. As of the Closing Date:
               (a) except as disclosed on Schedule 5.18, the property, assets and operations of Borrower and the Subsidiaries comply in all material respects with all applicable Hazardous Materials Laws and all governmental permits required thereunder relating to the use and/or operation thereof except in each case to the extent that failure to comply with such Hazardous Materials Laws or applicable permits would not reasonably be expected to have a Material Adverse Effect;
               (b) to the knowledge of Borrower, (i) none of the real property owned in fee, or the assets or operations of Borrower and the Subsidiaries related thereto is the subject of federal or state investigation mandating any remedial action, involving expenditures, which is needed to respond to a release of any Hazardous Materials into the environment where such expenditures could reasonably be expected to have a Material Adverse Effect, (ii) there are no underground storage tanks present on or under the Properties owned in fee the presence of which could reasonably be expected to have a Material Adverse Effect, and (iii) there are no pending or threatened: (A) actions or proceedings from any governmental agency or any other person or entity regarding the disposal of Hazardous Materials, or regarding any Hazardous Materials Laws or evaluation, or (B) liens or governmental actions, notices of violations, notices of noncompliance or other proceedings of any kind relating to any of the Hazardous Materials Laws with respect to the Properties where such actions, proceedings or liens could reasonably be expected to have a Material Adverse Effect; and
               (c) neither Borrower nor any Subsidiary has any material liability (material to Borrower and its Subsidiaries taken as a whole) in connection with any release of any Hazardous Materials into the environment.
          Section 5.19 Collateral Documents. (a) Upon the entry of the Final Order, the provisions of each of the Collateral Documents together with the Final Order are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) security interest in all right, title and interest of Borrower and its Subsidiaries in the Collateral described therein.

               (b) [Reserved].
               (c) The provisions of the Guarantee and Collateral Agreement, after giving effect to the filing of UCC-1 financing statements in the offices set forth on the schedules to the Guarantee and Collateral Agreement, the completion of the filings and other actions described in Schedule 3 to the Guarantee and Collateral Agreement, and the Final Order shall be effective to create, in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, a fully perfected Lien (except for Permitted Liens) on, and security interest in, all right, title and interest of Borrower and the Guarantors in the “Collateral”, as defined in the Guarantee and Collateral Agreement.
          Section 5.20 Copyrights, Patents, Trademarks and Licenses, etc. Except as disclosed in Schedule 5.20, Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the Intellectual Property that is reasonably necessary for the operations of their respective businesses as currently conducted, without material conflict with the rights of any other Person with respect thereto, except where the failure to be in compliance with this sentence would not have a Material Adverse Effect. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by Borrower or any of its Subsidiaries infringes upon any rights obtained by any other Person, except where the failure to be in compliance with this sentence would not have a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or threatened.
          Section 5.21 Accuracy of Information, etc. No statement or written information (other than projections (“Projections”), budgets, forward looking statements, estimates or general material data), contained in this Agreement, any other Credit Document, the “private” Confidential Information Memorandum dated July 20, 2007, or any other document, certificate or statement furnished by or on behalf of any Credit Party (about the Credit Parties) to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole and as of the date furnished) not materially misleading in light of the circumstances under which such statements are made. Projections and pro forma financial information delivered by the Credit Parties to the Agents or Lenders in connection with this Agreement are based upon cash revenue and cash EBITDA principles (consistent with the format previously presented by Borrower to Administrative Agent) and upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, no assurances are given that such projections will be attained and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

ARTICLE VI
AFFIRMATIVE COVENANTS
          Borrower covenants and agrees that so long as the Credit shall remain available, and until the full and final payment of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), it will, and with respect to Sections 6.01, 6.04, 6.05, 6.07, 6.08, 6.09, 6.10, 6.11 and 6.15, it will cause each Subsidiary to, unless Majority Lenders waive compliance in writing:
          Section 6.01 Use of Proceeds and Letters of Credit. Use the proceeds of the Revolving Loans solely (a) to repay the Prepetition Facility in full on the Closing Date, (b) to pay related fees and expenses associated with (i) negotiation, execution and delivery of this Agreement and (ii) the filing of the Cases, (c) to make Prepetition Payments solely to the extent approved by the Bankruptcy Court and permitted hereunder, and (d) for working capital and other general corporate purposes of the Borrower and the Guarantors to the extent permitted hereunder.
          Section 6.02 Notices. Promptly, but within five (5) Banking Days of a Responsible Officer obtaining knowledge thereof, unless otherwise provided below, give written notice to the Administrative Agent of:
               (a) except for matters previously disclosed on Schedule 5.09 and public filings with the SEC (unless there is a significant development with respect to these matters), any litigation against Borrower or any Subsidiary with a reasonable likelihood of adverse determination and such determination could reasonably be expected to result in a Material Adverse Effect;
               (b) (i) any dispute which may exist between Borrower or any Subsidiary and any governmental regulatory body or law enforcement authority which has not been previously disclosed and which has a reasonable likelihood of adverse determination and such determination could reasonably be expected to have a Material Adverse Effect, and (ii) any lien for taxes (other than taxes unless such taxes are due), assessments, governmental charges, or levies, in each case in excess of $1,000,000 which have been filed and attached to property of Borrower and any of its Subsidiaries;
               (c) any labor controversy resulting in or reasonably likely to result in a strike against Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;
               (d) the occurrence of a Reportable Event with respect to any Plan which could result in the incurrence by Borrower or any ERISA Affiliate of any liability, fine or penalty; the institution of any steps to terminate any Plan (together with copies of any communication between the PBGC and Borrower or any ERISA Affiliate related to such termination); the institution of any steps to withdraw from any Plan, within the meaning of Section 4062(e) or 4063 of ERISA, or any Multiemployer Plan, within the meaning of Section 4203 or 4205 of ERISA; the incurrence of any material increase in the contingent liability of

Borrower or any ERISA Affiliate with respect to any post-retirement welfare benefits; the failure of Borrower or any other Person to make a required contribution to a Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA; or the adoption of an amendment to any Plan that pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA would require Borrower or an ERISA Affiliate to provide security to the Plan in accordance with the provisions of such Sections;
               (e) any Default or Event of Default, specifying the nature and the period of existence thereof and what action Borrower has taken or proposes to take with respect thereto;
               (f) upon, but in no event later than thirty (30) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any Subsidiary or any of their properties pursuant to any applicable Hazardous Materials Laws which has the reasonable likelihood of subjecting Borrower or any Subsidiary to environmental liability of $5,000,000 or more (to the extent not covered by written, third party insurance or other indemnity), (ii) all claims made or threatened by any third party against Borrower or any Subsidiary with respect to or because of its or their property relating to damage, responsibility, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials which has the reasonable likelihood of subjecting Borrower or any Subsidiary to environmental liability of $5,000,000 or more (to the extent not covered by third party insurance or other indemnity) (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as “Hazardous Materials Claims”), and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of Borrower or any Subsidiary that could reasonably be anticipated to cause the property owned by Borrower or any Subsidiary or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Hazardous Materials Laws which has the reasonable likelihood of subjecting Borrower or any Subsidiary to liability of $5,000,000 or more (to the extent not covered by written, legally enforceable third party insurance or other indemnity), together with copies of all inquiries, reports or notices relating to the matters set forth in clauses (i), (ii) and (iii);
               (g) any loss, damage, or destruction to the Collateral in excess of $2,000,000 for each such casualty, whether or not covered by insurance; or
               (h) any other matter which has resulted in or is reasonably likely to result in a Material Adverse Effect.
          Section 6.03 Financial Statements, Reports, Etc. Deliver or cause to be delivered to the Administrative Agent, with copies for each of the Lenders:
               (a) No later than forty-five (45) days after the close of each of the first three fiscal quarters of each of Borrower’s fiscal years, Borrower’s unaudited consolidated statement of income and retained earnings as of the close of such quarter, its consolidated balance sheet and statement of income and retained earnings for that portion of the fiscal year ending with such quarter, and its unaudited consolidated statement of cash flows for that portion of the fiscal year ending with such quarter in each case, presented both with and without Unrestricted Subsidiaries). Each of such financial statements shall be certified by a responsible officer of Borrower as being prepared in accordance with then applicable GAAP; provided, that the delivery to each Lender of a Form 10-Q Quarterly Report of Borrower within the time period set forth above shall satisfy Borrower’s obligations pursuant to this paragraph (a);
               (b) promptly after filing with the Securities and Exchange Commission, a copy of each Form 8-K Current Report, Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 11-K Annual Report, Annual Report to Shareholders, Proxy Statement and Registration Statement of (i) Borrower and (ii) Borrower’s Subsidiaries;
               (c) not later than forty (40) days after the end of each fiscal month (other than the last month in each fiscal quarter), Borrower’s unaudited consolidated statements of income and cash flows for that portion of the fiscal year ending with such month and its unaudited consolidated balance sheet as of the last day of such fiscal month, certified by a Responsible Officer of Borrower as being complete and correct in all material respects and fairly presenting in all material respects its results of operations and cash flows and financial condition and including a comparison to the same period (or date, in the case of balance sheets) for the prior fiscal year;
               (d) (A) contemporaneous with the delivery of the financial statements set forth in Section 6.03(c), a certificate executed by any of the chief financial officer, vice president, treasurer or controller of Borrower, stating that such officer is familiar with this Agreement and the business and operations of Borrower and showing Borrower’s compliance with Section 6.12 as of the end of such applicable period and to the extent tested as of such date and (B) contemporaneous with the delivery of the financial statements set forth in Section 6.03(a), a certificate executed by any of the chief financial officer, vice president, treasurer or controller of Borrower, stating that such officer is familiar with this Agreement and the business and operations of Borrower and (i) showing Borrower’s compliance with Sections 6.12. 7.01, 7.02, 7.08, 7.10 and 7.14, as of the end of such applicable period and to the extent tested as of such date, (ii) if Borrower or any Subsidiary is not in compliance therewith, showing such failure to comply, the amount thereof and explaining the reason therefor, and (iii) stating that to such persons knowledge no event has occurred which constitutes a Default or an Event of Default, or, if such event has occurred, the nature and status thereof and the steps that Borrower is taking or has taken to cure the same; and
               (e) No later than the first Monday of each calendar month (or first Tuesday of September), provide the Administrative Agent with an updated 13-week rolling cash flow projection reflecting anticipated cash receipts and disbursements (in form and substance reasonably satisfactory to the Administrative Agent) together with a comparison of such cash flow projections to the cash flow projections provided for the immediately preceding month and an explanation of the variance of such actual results from those reflected in such cash forecast for the preceding month.
               (f) no later than 25 days after each month, a monthly report detailing (i) professional fees and expenses that have been billed but unpaid to date in the Cases, (ii) the accumulated “hold-back” of professional fees and expenses to date, and (iii) the total professional fees paid in the Cases during such month and to date.

                    (g) promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any Credit Party with the Bankruptcy Court in the Cases, or distributed by or on behalf of the any Credit Party to any official committee appointed in the Cases.
Information required to be delivered pursuant to Section 6.03(a) and (b) shall be deemed to have been delivered to the Administrative Agent on the date on which Borrower provides written notice to the Administrative Agent that such information is available on the Internet via the EDGAR system of the SEC (to the extent such information is so available on such date).
          Section 6.04 Further Assurances. Borrower shall (and shall cause the Guarantors to) execute and deliver, or cause to be executed and delivered, to the Loan Agents or the Collateral Agent, such documents and agreements, and shall take or cause to be taken such actions, as any Loan Agent or the Collateral Agent may from time to time reasonably request to carry out the terms and conditions of this Agreement and all of the Collateral Documents.
          Section 6.05 Existence, Etc. Maintain and preserve its existence and all rights, privileges and franchises now enjoyed and necessary for use in its business except (a)(i) if in the reasonable business judgment of Borrower it is no longer necessary for Borrower and the Guarantors to preserve and maintain any such right, privilege, qualification, permit, license or franchise, and (ii) such failure to preserve the same could not, in the aggregate (with all other such failures), reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets permitted by Section 7.08 or (ii) mergers, liquidations and dissolutions permitted by Section 7.05. Borrower shall (and shall cause its Subsidiaries to) keep all its properties material to its operations consistent with industry practice in satisfactory working order and condition (ordinary wear and tear condemnation and casualty excluded) , except where the failure to keep such property in satisfactory working order and condition in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          Section 6.06 [Reserved.].
          Section 6.07 Payment of Post Petition Obligations. Pay all material postpetition obligations, including tax claims, when due, except (i) such as may be diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist and for which adequate reserves are being maintained or (ii) where the failure to keep to make such payments could not reasonably be expected to have a Material Adverse Effect.
          Section 6.08 Compliance with Laws. At all times comply with all laws, rules, regulations, orders and directions of any governmental authority applicable to or having jurisdiction over it or its business, the violation of which could reasonably be expected to have a Material Adverse Effect.
          Section 6.09 Insurance and Condemnation.
                    (a) In addition to the requirements set forth in the Collateral Documents, (i) keep its properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses and otherwise on terms and conditions and with insurance carriers which are reasonably satisfactory to the Collateral Agent; (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (iii) maintain such other insurance or self insurance as may be required by law to. Schedule 6.09 sets forth the insurance maintained by the Credit Parties on the Closing Date. The Agents and Lenders agree such insurance set forth on Schedule 6.09 is reasonably satisfactory as of the date hereof.
                    (b) All such insurance (other than workmen’s compensation insurance and directors’ and officers’ insurance) relating to assets of Borrower or the Guarantors shall name the Collateral Agent as loss payee (and in the case of each item of real property on which the Collateral Agent has a security interest, mortgage loss payee) and an additional insured for the interests relating to the assets of Borrower and the Guarantors, for the benefit of the Collateral Agent and each Secured Creditor, as their interests may appear, and shall not permit modification, reduction or cancellation in the absence of thirty (30) days prior written notice to the Collateral Agent.
                    (c) Notwithstanding the foregoing, the rights of the Agents and the Lenders under this paragraph (a) with respect to property and casualty insurance proceeds relating to loss, destruction or damage, or a taking of, real property (x) leased by Borrower or any of its Subsidiaries or (y) which is subject to a mortgage lien which is prior to the lien of any Mortgage in favor of the Collateral Agent thereon, and for which in either case the Collateral Agent is named as loss payee, shall be subordinate to the rights, if any, of the owner of such real property or the holder of such prior mortgage lien to the extent such owner or holder is also named as loss payee.
          Section 6.10 Adequate Books. Maintain adequate books, accounts and records in accordance with then applicable GAAP, and at any reasonable time upon reasonable notice, during normal business hours, permit employees or agents of the Loan Agents or Collateral Agent (or any Lender who is subject to a confidentiality agreement, if accompanying such employees or agents of the Loan Agents or Collateral Agent) at any reasonable time to inspect its properties and examine or audit its books, accounts and records and make copies and memoranda thereof; provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall only be required to reimburse the reasonable out-of-pocket costs and expenses of the Agents incurred in connection with one such inspection in any fiscal year.
          Section 6.11 ERISA. Make prompt payment contributions required to meet the minimum funding standards of ERISA (including any funding waivers granted thereunder) or as required pursuant to a collective bargaining agreement and to maintain, and cause each of its ERISA Affiliates to maintain, each employee benefit plan (as defined in Section 3(3) of ERISA) as to which it may have any liability in material compliance with all applicable requirements of law and regulations except to the extent failure to comply could not reasonably be expected to result in a Material Adverse Effect.

          Section 6.12 Minimum Liquidity. On the last day of any fiscal month of Borrower, maintain Liquidity equal to or greater than $25,000,000.
          Section 6.13 Hazardous Materials. (a) Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Hazardous Materials Laws (except to the extent that failure to comply with such Hazardous Materials Laws would not have a Material Adverse Effect).
     Conduct, and cause to be conducted, the ongoing operations of Borrower and its Subsidiaries in a manner that will not give rise to the imposition of liability, or require expenditures, under or in connection with any Hazardous Materials Law (except for any liabilities or expenditure which, in the aggregate, would not have a Material Adverse Effect.
     The Agents and their respective agents and representatives shall have the right at any reasonable time to enter and visit the property (whether owned or leased) of Borrower or any of its Subsidiaries for the purpose of observing such property. The Agents are under no duty, however, to visit or observe any such property, and any such acts by the Agents shall be solely for the purposes of protecting Lenders’ security and preserving Lenders’ rights under the Collateral Documents. No site visit or observation by the Agents shall result in a waiver of any default of Borrower or any Subsidiary or impose any liability on the Agents or Lenders. In no event shall any site visit or observation by the Agents be a representation that Hazardous Materials are or are not present in, on, or under such property, or that there has been or shall be compliance with any Hazardous Materials Laws. Neither Borrower nor any other party is entitled to rely on any site visit or observation by the Agents. The Agents owe no duty to inform Borrower or any other party of any Hazardous Materials or any other adverse condition affecting any such property. The Agents shall not be obligated to disclose to Borrower or any other party any report or findings made as a result of, or in connection with, any site visit or observation by any Agent. In each instance, the Agents shall give Borrower reasonable notice before entering any such property. The Agents shall make reasonable efforts to avoid interfering with the use of any such property in exercising any rights provided in this Section 6.13.
     Borrower hereby acknowledges that nothing in this Section is either intended to or actually does give the Agents or the Lenders control of Borrower’s or its Subsidiaries’ Properties or business or any of its or their business decisions.
ARTICLE VII
NEGATIVE COVENANTS
          Borrower covenants and agrees that so long as the Credit shall remain available, and until full and final payment of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), it will not, and with respect to Sections 7.01,

7.02, 7.03, 7.05, 7.07, 7.08, 7.10, 7.12 and 7.13, it will not permit any Subsidiary to, unless Majority Lenders waive compliance in writing:
          Section 7.01 Investments and Restricted Payments. Except as otherwise permitted herein, make any Investments in any Person or any Restricted Payments except:
          (a) Borrower or any Subsidiary may make Investments in any Guarantor or in Borrower;
          (b) Any Subsidiary may make Restricted Payments to Borrower or any Guarantor;
          (c) Borrower may make Investments in cash or Cash Equivalents;
          (d) Investments may be made in the ordinary course of business related to employees, such as payments in respect of relocation, entertainment, travel advances, and loans to employees to exercise stock options, all of which Investments do not exceed in the aggregate at any one time $2,500,000 or Investments made in the ordinary course of business related to leases such as security deposits or similar items;
          (e) Borrower or any Subsidiary may acquire on a friendly basis 100% of the Capital Stock, membership interests or partnership interests, of any fitness center located in the United States, provided that such fitness center shall immediately become a Guarantor and shall comply with Section 3.04 hereof. As used in this Section 7.01(e), “fitness center” means any corporation, limited liability company or partnership whose business is comparable to any of the businesses currently operated by Borrower or any of its Subsidiaries (other than a finance company);
          (f) Investments by Borrower and its Subsidiaries in New Ventures, Joint Ventures, Foreign Subsidiaries, Lincoln Indemnity Company, and non-Consolidated Subsidiaries, and Unrestricted Subsidiaries (i) existing on the Closing Date and (ii) made after the Closing Date if Liquidity exceeds $30,000,000 after giving pro forma effect to any such Investment; provided that (A) the aggregate amount of such Investments made after the Closing Date (valued at the time of the making thereof, and after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such Investments) does not exceed, at any one time outstanding, $20,000,000 (plus any dividends, distributions and repayments in respect of Investments existing on the Closing Date) and (B) the aggregate amount of such investments made after the Closing Date (valued at the time of the making thereof, and after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such Investments) does not exceed $5,000,000 in any fiscal year (except (i) that any portion of such permitted amount not used in any fiscal year may be carried forward to subsequent fiscal years and (ii) for any fiscal year, the amount that would otherwise be permitted to be so invested in such fiscal year (including as a result of the carry-forward described in the preceding clause (i)) may be increased by pulling forward to such fiscal year the amount that would be permitted to be so invested in the immediately succeeding fiscal year; provided, however, that the actual amount so pulled forward in respect of any fiscal year shall reduce, on a dollar-for-dollar basis, the amount that would otherwise be permitted to be so invested in the succeeding fiscal year; and provided, further, that the aggregate amount permitted to be so invested may in no event exceed $10,000,000 in any fiscal year) and (C) the cumulative outstanding Investment in any Subsidiary on the date that such Subsidiary is converted to an Unrestricted Subsidiary in accordance with the terms hereof shall be deemed an Investment made on such conversion date in an Unrestricted Subsidiary for purposes of determining compliance with this Section 7.01(f);
          (g) Investments to the extent funded by Capital Stock of Borrower issued after the Closing Date or the cash proceeds thereof received after the Closing Date (and Investments of such cash proceeds), provided that such proceeds from issuances of Capital Stock may only be used for Investments if used within nine months of the issuance of such stock;
          (h) Investments resulting from (i) the write-off of intercompany loans in connection with the liquidation or dissolution of any Subsidiary permitted hereunder and (ii) the forgiveness of intercompany loans existing as of the Closing Date set forth on Schedule 7.01(h);
          (i) Investments existing as of the Closing Date as set forth on Schedule 7.01(h) and any modification, replacement, renewal or extension, provided that the original amount of each such Investment is not increased except as otherwise permitted by this Section 7.01;
          (j) Investments resulting from entering into Interest Expense Hedging Agreements;
          (k) Investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment
          (l) Investments arising out of the receipt by Borrower or any of its Subsidiaries of promissory notes and non-cash consideration for Permitted Asset Sales, provided that the non-cash consideration for any such asset sale shall not exceed 25% of the total consideration therefore; and
          (m) Such other Investments in an amount not to exceed $3,000,000 at anytime outstanding.
          Section 7.02 Other Obligations. Except as provided in this Agreement, create, incur, assume or permit to exist any Debt, or create, incur or enter into any Guaranty of any Debt of any other Person, other than:
                    (a) the Secured Obligations;
                    (b) Any Debt existing on the Closing Date listed on Schedule 7.02(b) hereto, and any renewal, extension or refinancing thereof that does not consist of any capitalization of interest on the original Debt; provided, that the principal amount of such renewal, extension or refinancing Debt (the “Refinancing Debt”) shall not exceed the aggregate principal amount of the Debt on the Closing Date listed on such Schedule (plus any fees, premiums or interest related thereto) so refinanced, the average life to maturity of each installment or principal of such Refinancing Debt shall not be earlier than the average life to maturity of the corresponding installment of the original Debt, the Liens securing the Refinancing Debt constitute “Permitted Liens” and the only obligor(s) of the Refinancing Debt shall be the obligor(s) of the Debt on the Closing Date listed on such Schedule;
                    (c) Standby letters of credit obtained in the ordinary course of business;
                    (d) Debt of Borrower to any of its Subsidiaries and of any Guarantor to Borrower or any other Guarantor;
                    (e) Debt of Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;
                    (f) additional Debt (including Guarantees of Debt permitted under paragraph (g) of Section 7.02 to the extent such Guarantee would be in excess of the amount permitted by paragraph (g) hereof) incurred or assumed by Borrower and its Subsidiaries in respect of Capital Leases or Purchase Money Debt in an aggregate principal amount not to exceed $100,000,000; provided that (i) such Debt is not secured by any property constituting Collateral under the Collateral Documents (except to the extent that such Debt may be secured by Liens described under clause (iv) of the definition of “Permitted Liens”), (ii) any unsecured purchase money seller Debt is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (iii) before and after giving effect to the incurrence of such Debt, no Default or Event of Default shall have occurred and be continuing and provided, further, that (to avoid double counting) Guarantees of such Debt shall not be considered Debt for the purposes of this paragraph (f) of this Section 7.02;
                    (g) Guarantees of Debt permitted under paragraph (b) of this Section 7.02;
                    (h) Debt incurred as an Investment permitted by Section 7.01;
                    (i) Debt of Borrower consisting of (x) repurchase obligations with respect to Capital Stock of Borrower issued to directors, consultants, managers, officers and employees of Borrower and its Subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted hereunder and (y) promissory notes issued by Borrower to directors, consultants, managers, officers and employees (or their spouses or estates) of Borrower and its Subsidiaries to purchase or redeem Capital Stock of Borrower issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted hereunder;
                    (j) Debt arising out of the issuance of surety, stay, customs or appeal bonds, performance bonds and performance bonds and performance and completion guarantees, in each case incurred in the ordinary course of business;
                    (k) Debt in respect of Interest Expense Hedging Agreements entered into in the ordinary course of business to hedge against actual exposure risk not for speculative purpose;

                    (l) Debt incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Debt does not consist of Debt for borrowed money and is owed to the financial institutions providing such arrangements and such Debt is extinguished in accordance with customary practices with respect thereto;
                    (m) Debt of a person that becomes a Subsidiary after the date hereof pursuant to an acquisition, which Debt exists at the time such person becomes a Subsidiary and is not created in contemplation thereof, or in connection with such person becoming a Subsidiary, and any extensions, renewals, or replacements of such Debt if the terms and conditions thereof (including the terms and conditions of any Guarantee or other credit support for such Debt are not less favorable to the obligor thereon or to the Lenders than the Debt being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Debt being refinanced or extended; provided such Debt shall not (i) include Debt of an obligor that was not an obligor with respect to the Debt being extended, renewed or refinanced, (ii) exceed in a principal amount the Debt being renewed, extended or refinanced plus accrued interest, costs, fees and other expenses directly attributable to such renewal, extension or refinancing, or (iii) include Debt of an obligor incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; and
                    (n) other unsecured Debt of Borrower or the Guarantors in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.
          Section 7.03 Other Security. Other than as expressly permitted under Section 7.08, create, assume or suffer to exist any Lien on any of its or its Subsidiaries’ property, real or personal or mixed (including without limitation, any leasehold interests), whether now owned or hereafter acquired, except Permitted Liens and licenses of intellectual property pursuant to a Franchise Program.
          Section 7.04 [Reserved]
          Section 7.05 Liquidation; Merger. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes a substantial portion thereof; provided, however, that (a) any Subsidiary may merge into, consolidate with or transfer its business or assets to Borrower (if the purpose of such merger, consolidation or combination is a legitimate tax planning purpose of Borrower) or any other Subsidiary (so long as such acquiring Subsidiary is a Guarantor) pro rata, to the extent owned by Borrower or such Subsidiary, (b) Borrower may merge, consolidate or combine (including through liquidation or dissolution into Borrower) with any other corporation so long as Borrower is the surviving corporation, no Default or Event of Default would exist under this Agreement after giving effect to such merger, consolidation or combination and the reason for such merger, consolidation or combination is either (i) legitimate tax planning purposes of Borrower or (ii) to consummate an acquisition permitted by Section 7.01(e), (c) any Subsidiary may liquidate or dissolve if upon such liquidation or dissolution all or substantially all of the business or assets of such Subsidiary are distributed to Borrower or any other Subsidiary (so long as such transferee Subsidiary is also a Guarantor) pro rata, to the extent owned by Borrower or such Subsidiary, (d) in the event that a

Subsidiary has distributed its business or assets to Borrower or any Subsidiary pursuant to Section 7.05(c), neither Borrower nor any Subsidiary shall be required to preserve any right, license, or franchise of such Subsidiary or the corporate existence of such Subsidiary if the Board of Directors of Borrower or the Subsidiary to which the business or assets of such Subsidiary were distributed shall determine that the preservation thereof is no longer desirable and that the loss thereof is not adverse in any material respect to Lenders and (e) any Joint Venture, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar arrangements or otherwise required by the organizational documents or joint venture documents, may dissolve, liquidate, sell, lease or dispose of its business or assets, in whole or part.
          Section 7.06 Prepetition Prepayments and Amendments of Prepetition Facility. (a) Make any Prepetition Payment other than (i) as permitted under the Final Order, (ii) as permitted under any “first day order” or (iii) any Prepetition Payment otherwise consented to by the Agents and permitted by order of the Bankruptcy Court, or (b) waive, amend, supplement, modify, terminate or release the provisions of (i) any prepetition Debt or (ii) any document, agreement or instrument evidencing, creating or governing any postpetition Debt or any other material prepetition or postpetition agreement if, in the case of clause (i) and (ii), the same could reasonably be expected to adversely affect the Agents or the Lenders.
          Section 7.07 Change in Business. Engage in any business activities or operations substantially and materially different from or unrelated or those business activities existing on the Closing Date or those which are ancillary, supportive or complementary thereto; provided, however, that this Section 7.07 shall not prohibit Borrower or its Subsidiaries from managing non-owned fitness centers or providing payment, processing and collection services for non-owned fitness centers, or from commencing and operating a Franchise Program, or from operating a captive insurance company and, provided, further, Borrower and its Subsidiaries may elect to cease originating for their own account and/or servicing all or a portion of membership contracts receivable and have third parties perform all or some of such functions.
          Section 7.08 Disposal of Assets. Dispose of any accounts receivable, any fixed or capital assets (including, without limitation, the entering into of any sale and leaseback agreement covering any of its fixed or capital assets), any Capital Stock of Subsidiaries or any Intangible Assets, or enter into any license, franchise or sublease arrangements; provided, however, that:
                    (a) dispositions of assets among and between Borrower and the Guarantors shall not be prohibited hereunder;
                    (b) [Reserved];
                    (c) [Reserved];
                    (d) (i) Borrower or any Subsidiary may dispose, of surplus, uneconomic, obsolete, no longer used or useful equipment or fixtures in the ordinary course of business and (ii) Borrower and its Subsidiaries may license certain rights with respect to its trade name or other Intellectual Property pursuant to franchising and other arrangements permitted by this Section 7.08;
                    (e) Borrower and its Subsidiaries may license, for at least 75% cash consideration, certain rights with respect to its trade name and other Intellectual Property (i) to franchisees and joint ventures for the operation of health clubs pursuant to a Franchise Program or otherwise in respect of joint ventures and (ii) for other purposes intended to generate proceeds to Borrower in the ordinary course of business consistent with past practice;
                    (f) Borrower and its Subsidiaries may sell assets (and related liabilities) consisting of health and fitness clubs and any related assets, including memberships to Persons which simultaneously become franchisees pursuant to a Franchise Program; provided that (i) such assets are sold at their net Fair Market Value for at least 75% cash consideration (taking into account the amount of such liabilities) and (ii) the aggregate net cash proceeds arising from such sales since the Closing Date do not exceed $5,000,000;
                    (g) Borrower and its Subsidiaries may sell written off receivables to a collection or similar agency in lieu of in-house collection in the ordinary course of business and other dispositions of accounts receivable in connection with compromise, writedown or collection thereof;
                    (h) Borrower and its Subsidiaries may enter into outsourcing arrangements with respect to the processing of Membership Receivables as long as (i) such Membership Receivables remain assets of Borrower and its Subsidiaries and (ii) payment of such Membership Receivables is made to Demand Deposit Accounts subject to Control Agreements to the extent required herein;
                    (i) Borrower and its Subsidiaries may enter into leases, subleases, licenses or sublicenses in the ordinary course of business consistent with past practices;
                    (j) dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement equipment;
                    (k) disposition of Cash Equivalents;
                    (l) transfer of property (i) subject to a Casualty Event or (ii) to a Governmental Authority as a result of condemnation;
                    (m) dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar arrangements, and in each case, for at least 75% cash consideration;
                    (n) disposition of assets not otherwise permitted under this Section 7.08 for Fair Market Value and at least 75% cash consideration provided that the total Fair Market

Value of all assets sold pursuant to this clause does not exceed (individually or in the aggregate) $5,000,000 per fiscal year; and
                    (o) Borrower and its Subsidiaries may dispose of (i) assets consisting of health and fitness clubs (and related liabilities) and any assets related thereto, including memberships, for Fair Market Value (“Permitted Club Sales”), (ii) any interests in leases or subleases, and (iii) pursuant to Permitted Sale/Leasebacks; provided (i) that Borrower’s Consolidated Adjusted EBITDA is not less than the Pro Forma EBITDA Threshold, (ii) that such assets shall not include any Intellectual Property material to the business of Borrower or any of its Subsidiaries (other than non-exclusive licensing otherwise permitted hereunder); and (iii) except to the extent the consideration received for such disposition consists of substantially like assets, cash consideration received shall exceed 75% of the total consideration for such dispositions (except pursuant to Permitted Sale/Leasebacks, in which case the cash consideration received shall be at least 90% of the total consideration for such dispositions).
For purposes of this Section 7.08, dispositions of assets shall not include sales by Borrower or any Subsidiary of Borrower of Capital Stock (or Capital Stock equivalents) of Borrower.
          Section 7.09 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than a Subsidiary) unless such transaction is (a) (i) otherwise permitted under this Agreement, and (ii) upon fair and reasonable terms no less favorable to Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or (b) such transaction is contemplated by the Plan of Reorganization and consummated on or after the Consummation Date.
          Section 7.10 Limitation on Sales and Leasebacks. Enter into any Sale/Leaseback after the Closing Date unless such transaction constitutes a Permitted Sale/Leaseback; provided that Borrower and its Subsidiaries may not enter into any Sale/Leaseback with an Unrestricted Subsidiary.
          Section 7.11 Limitation on Changes in Fiscal Year. Permit the fiscal year of Borrower to end on a day other than December 31.
          Section 7.12 [Reserved].
          Section 7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than pursuant to (a) this Agreement and the other Credit Documents, (b) any agreements governing any purchase money Liens or obligations under Capitalized Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any arrangement or agreement arising in connection with a disposition permitted under this Agreement so long as such restrictions apply only to the asset to be disposed of pending completion of such disposition, (d) any agreement with respect to the Debt of any Person existing at the time such Person becomes a Subsidiary after the date hereof so long as such prohibitions or limitations apply only with respect to the properties and revenues of such Subsidiary, (e) customary restrictions in leases, subleases, licenses and sublicenses, (f) any agreement with respect to any Real Estate Financing Subsidiary so long as such prohibitions or limitations apply only with respect to the properties and revenues of such Real Estate Financing Subsidiary, (g) restrictions applicable to any Joint Venture pursuant to the applicable joint venture agreement so long as such restrictions apply only to the properties and revenues of such Joint Venture or the Capital Stock of such Joint Venture (and Borrower hereby agrees to use reasonable efforts to cause any such restriction in respect of the Capital Stock of such Joint Venture to be waived or made inapplicable with respect to a Lien and security interest on such Capital Stock in favor of the Collateral Agent to secure the Secured Obligations) and (i) any restrictions existing as of the Closing Date.
          Section 7.14 Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio, as at the end of any fiscal quarter, to exceed 5.50 to 1.
          Section 7.15 Bankruptcy Matters.
                    (a) Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Secured Creditors against the Credit Parties hereunder, except for the Carve-Out.
                    (b) Seek or consent to, any modification, stay, vacation or amendment to (i) any “first day order” having an adverse effect on the rights of the Lenders under this Agreement, or (ii) the Final Order.
                    (c) Seek or consent to any order seeking authority to take any action prior to the effectiveness of the Plan of Reorganization that is prohibited by the terms of this Agreement or the other Credit Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Credit Documents.
                    (d) Seek or consent to any plan of reorganization or liquidation unless all of the Obligations (other than contingent indemnification obligations) are to be paid in full in cash or other immediately available funds and the arrangements provided for herein terminated pursuant thereto prior to or contemporaneously with the effectiveness of such plan.
                    (e) Seek or consent to a sale of substantially all of the Collateral unless all of the Obligations are to be paid from the proceeds thereof.
ARTICLE VIII
EVENTS OF DEFAULT
          If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

          Section 8.01 Nonpayment. Borrower shall fail to pay (i) when due, any portion of principal hereunder or under the Notes in accordance with the terms hereof or thereof, (ii) when due any interest hereunder or under the Notes and such failure shall continue unremedied for a period of five Banking Days after such interest was due, or (iii) when due any fee or others sums hereunder and such failure shall continue unremedied for a period of ten Banking Days after such amounts are due;
          Section 8.02 Representation or Warranty. Any representation or warranty made by Borrower or any Subsidiary herein or in any other Credit Document or in any written certificate executed or delivered to Lenders, Loan Agents or the Collateral Agent shall prove to have been false or materially misleading when made or when deemed to have been made;
          Section 8.03 Judgments. There shall be entered against Borrower or any of its Subsidiaries one or more final judgments (or any judgment against an ERISA Affiliate, if such judgment is in favor of a Multiemployer Plan) in excess of $10,000,000 in the aggregate at any one time outstanding excluding those judgments (i) that have been outstanding less than forty five (45) consecutive calendar days from the entry thereof or (ii) during the time which a stay of enforcement of such judgment is in effect by reason of a pending appeal or otherwise or (iii) for and to the extent which Borrower or such Subsidiary has insurance or third party indemnification with respect to which the insurer has not denied coverage in writing;
          Section 8.04 Change of Control Event. A Change of Control Event shall occur;
          Section 8.05 Cross Default. (a) Any breach or default shall occur with respect to any postpetition Debt in excess of $10,000,000 (except with respect to Debt under this Agreement) individually or in the aggregate, under which Borrower or any of its Subsidiaries may be obligated as borrower or guarantor, if such breach or default consists of the failure to pay any such indebtedness when due whether by acceleration or otherwise (and remains uncured or continues beyond any applicable grace period, waiver or amendment) or if such breach or default (after giving effect to any grace period, waiver or amendment) results in or permits (or, with the passage of time, the giving of notice or both, may permit) the acceleration of any such indebtedness of or the termination of any commitment to lend to Borrower or any such Subsidiary;
                    (b) Failure to make postpetition rental payments in excess of $5,000,000 individually or in the aggregate in respect of any operating leases (other than to the extent any such amount is being contested in good faith and after giving effect to any grace period, waiver or amendment of such operating lease);
          Section 8.06 ERISA. (a) The occurrence of a Termination Event with respect to one or more Plans and/or one or more Multiemployer Plans if Borrower’s maximum liability (as measured, (A) in the case of a Termination Event described in clauses (i) through (iii) of the definition of “Termination Event”, by the amount by which plan assets are insufficient to satisfy benefit liabilities upon termination under ERISA with respect to each Plan as to which such Termination Event has occurred, (B) in the case of a Termination Event described in clause (iv) of said definition, by the withdrawal liability under Section 4063 of ERISA with respect to each Plan as to which such Termination Event has occurred, and (C) in the case of a Termination

Event described in clause (v) of the definition of “Termination Event”, by the excess, if any of (i) the aggregate of annual contributions due or paid during a plan year plus payments and interest due or paid pursuant to Section 4219 of ERISA during the same plan year, with respect to each Multiemployer Plan as to which a Termination Event has occurred, over (ii) the annual contribution amount due or paid for such Multiemployer Plan for the plan year preceding the plan year in which such Termination Event occurred) which could arise upon the occurrence of all such Termination Events that occur within a twelve consecutive month period exceeds $1,000,000; or
                    (b) The aggregate withdrawal liability which could be incurred under Section 4201 of ERISA of Borrower and all ERISA Affiliates, collectively, upon a complete withdrawal, within the meaning of Section 4203 of ERISA, from each and all Multiemployer Plans to which each is or has contributed within the past five calendar years, plus the aggregate of the excess of benefit liabilities, within the meaning of Section 4001(a)(16) of ERISA, of each Plan upon termination of such Plan over the assets of such Plan, exceeds $5,000,000;
          Section 8.07 Specific Defaults. (i) Borrower shall fail duly and promptly to perform or observe any term or provision specified in any of Sections 6.01, 6.02(e) or 6.05 or Article VII hereof, (ii) Borrower shall fail duly and promptly to perform or observe any term or provision specified in Section 6.12 and shall not remedy such failure to perform or observe such term or provision within five Banking Days or (iii) Borrower shall fail to perform or observe any term or provision specified in Section 6.09 and shall not remedy such failure to perform or observe any term or provision specified in such Section 6.09 within 10 calendar days;
          Section 8.08 Guarantee and Collateral Agreement; Impairment of Collateral Documents. (a) any material provision of any Collateral Document (other than the collateral assignments of tenant’s rights in leases) necessary for the practical realization of the substantial benefits thereof shall for any reason cease to be valid and binding on or enforceable against Borrower (other than pursuant to a failure of the any Loan Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person), or any Subsidiary or Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or
                    (b) any of the Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any Collateral with a Fair Market Value in excess of $1,000,000 purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest having the priority purported to be created by such Collateral Document (other than by or as a result of any action by the Collateral Agent);
          Section 8.09 Defaults Pertaining to the Cases. (a) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the

Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases; or
                    (b) Borrower’s Board of Directors shall authorize a liquidation of Borrower’s business; or an application shall be filed by Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Agents and the Lenders against Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or
                    (c) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral of the Borrower or any of the Guarantors which have a value in excess of $500,000 in the aggregate; or
                    (d) the Plan of Reorganization shall not have been confirmed pursuant to an order of the Bankruptcy Court on or by March 31, 2008; or
                    (e) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 5 Banking Days, vacating or (without the consent of the Agents and the Majority Lenders) otherwise amending, supplementing or modifying the Final Order or any Credit Document.
          Section 8.10 Actual or Asserted Invalidity. (a) This Agreement, any Note, any Collateral Document or any instrument or certificate executed or delivered to Lenders or any Agent pursuant to this Agreement or in connection with any transaction contemplated herewith shall cease, for any reason (other than solely as a result of any action or inaction on the part of any Agent or any of the Lenders or solely with respect to any portion of Collateral with a Fair Market Value of less than $1,000,000), to be in full force and effect, or Borrower or any of its Affiliates shall so assert or (b) any Lien created thereby or subordination provision therein shall cease to be enforceable and of the same effect and priority purported to be created thereby as a result of any action or inaction on the part of Borrower or any of its Affiliates; or
          Section 8.11 Other Defaults. Borrower or any Subsidiary shall breach, or default under, any term, condition, provision, covenant, representation or warranty contained in this Agreement not specifically referred to in this Article or in any Collateral Document, if such breach or default shall continue for thirty (30) days after notice from Administrative Agent as required by Majority Lenders;
THEN, subject to the terms, conditions and provisions of the Final Order, (i) upon request of Majority Lenders to Administrative Agent and notice of Administrative Agent to Borrower, and without further order of or application to the Bankruptcy Court, any obligation on the part of Lenders to make or continue the Credit or any obligation on the part of any Issuing Lender to issue or amend any Letter of Credit shall terminate without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character (other than as stated in any of the foregoing sections of this Article

VIII), all of which are hereby expressly waived by Borrower; and (ii) with five (5) Banking Days’ prior written notice to Borrower (with a copy to counsel for the Official Creditors’ Committee appointed in the Cases, and to the United States Trustee for the District in which the Cases are pending), and without further order of or application to the Bankruptcy Court, the applicable Agent, at the request of the Majority Lenders, may:
                    (a) Declare all sums of principal and interest outstanding on the Credit and all other sums outstanding under or in respect of this Agreement and the Notes immediately due and payable.
                    (b) Require Borrower to deposit immediately with Revolving Credit Agent cash collateral pursuant to documentation reasonably acceptable to the Revolving Credit Agent, for application against drawings under any Letter of Credit issued for Borrower’s account hereunder, in an amount equal to the undrawn amount of such Letter of Credit. Any amount so deposited that is not applied to satisfy drawings under such Letter of Credit or remains following the waiver of all such Events of Default will be promptly repaid with interest (at the Revolving Credit Agent’s applicable certificate of deposit rate in effect on the date of such deposit) to Borrower, provided that Lenders have received all other amounts due to them under this Agreement and the Notes.
                    (c) In accordance with Section 10.03, set-off amounts in any deposit or securities accounts maintained with any Agent or any Lender (other than payroll, tax and trust accounts) and apply such amounts to the obligations of the Credit Parties hereunder and under the other Credit Documents.
                    (d) Exercise any and all other remedies with respect to the Collateral under the Credit Documents and under applicable law available to the Agents and the Lenders.
Borrower shall not make (or declare) any Restricted Payments otherwise permitted under Section 7.01 if a Default or an Event of Default has occurred and is continuing on the date of such payment (or declaration), or would result from such payment (or declaration).
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Notices. Except as otherwise provided herein, any notice required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) four (4) Banking Days following deposit in the United States mails, with proper postage prepaid, and addressed to the party to be notified; (ii) upon delivery thereof if delivered by hand to the party to be notified; (iii) on the Banking Day after delivery to a reputable overnight courier, with all charges prepaid, and addressed to the party to be notified; or (iv) upon acknowledgment of receipt thereof if transmitted by telecopy to a valid telecopier number for the party to be notified; in each case such notification shall be addressed to Borrower at:
          Bally Total Fitness Holding Corporation

8700 West Bryn Mawr, 2nd Floor
Chicago, Illinois 60631
Attention: General Counsel
Telecopy: 773-399-0126
Phone: 773-380-3000
and shall be addressed to applicable Agent at:
Administrative Agent
Morgan Stanley Senior Funding, Inc.
1585 Broadway, Floor 2
New York, NY 10036
Attention: Jim Farner
Telecopy: (646) 329-9929
Phone: (212) 761-1596
Revolving Credit Agent
Wells Fargo Foothill, LLC
2450 Colorado Avenue
Suite 300 West
Santa Monica, CA 90404
Attention: Samantha Mendez
Telecopy: (310) 453-7446
Phone: (310) 453-7246
Collateral Agent
Morgan Stanley Senior Funding, Inc.
1585 Broadway, Floor 2
New York, NY 10036
Attention: Jim Farner
Telecopy: (646) 329-9929
Phone: (212) 761-1596
and with respect to the other parties hereto, as set forth on Schedule 9.01 hereof, or to such other address as each party may designate for itself by like notice. Notices to an Agent shall not be effective until received by such Agent.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the applicable Agent (such approval not to be unreasonably withheld); provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the applicable Agent and the applicable Lender. Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          If the time period provided for delivery of documents or notices required under any provision of the Credit Documents would end on a day which is not a Banking Day, such time period shall be extended to the next Banking Day.
          Section 9.02 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights of Borrower hereunder without the prior written consent of each Lender. Any purported assignment in contravention of the foregoing shall be null and void.
          Section 9.03 Lenders’ Obligations Several. The obligations of each Lender under this Agreement are several. Neither the Administrative Agent, the Revolving Credit Agent, the Collateral Agent nor any Lender shall be liable for the failure of any other Lender to perform its obligations under this Agreement.
          Section 9.04 Assignments; Participations. (a) Any Lender (each an “Assignor”) may, with the consent of the applicable Loan Agent, each Issuing Lender to whom obligations are owed in respect of Letters of Credit issued by it and (unless an Event of Default has occurred and is continuing) Borrower, which consent of such applicable Loan Agent, such Issuing Lenders and Borrower shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more banks or other entities and may, with notice to Borrower, the applicable Loan Agent and each Issuing Lender, and with consent of the applicable Loan Agent and such Issuing Lenders, but without the consent of Borrower, assign to any Affiliate of a Lender, an Approved Fund or any other Lender (each an “Assignee”), all or any part of the Loans, the Revolving Credit Commitment (including the L/C Commitment), any Letter of Credit participations, reimbursement obligations in respect of any Letter of Credit or any other rights or obligations of such Lender hereunder; provided, however, that except in the case of an assignment to a Lender, any Lender Affiliate or an Approved Fund, such assignment must be in a minimum amount (unless otherwise agreed in writing by Borrower, the applicable Loan Agent and each Issuing Lender) of $1,000,000 (or, if less, the full amount of such Assignor’s Loans, Letter of Credit Participations, reimbursement obligations in respect of any Letter of Credit or any other rights and obligations of such Lender hereunder); provided, further, that any assignment of Term Loans shall not require the consent of the Issuing Lender or the Revolving Credit Agent or, with respect to such assignment to any Affiliate of any Lender, an Approved Fund or any other Lender, either Loan Agent and provided, further that (i) Borrower shall not be required to pay any increased costs or taxes pursuant to Section 2.16 or 2.17 by reason of any such assignment; (ii) Borrower and the applicable Loan Agent shall be entitled to continue to deal solely and directly with such Assignor in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee shall have been given to Borrower, the applicable Loan Agent and each Issuing Lender by such Assignor and the Assignee; and (iii) such Assignor shall not be released from its obligations hereunder with respect to the assigned portion of any such rights or obligations until the Assignee shall have delivered to Borrower and the applicable Loan Agent an agreement to be bound by the terms and conditions of this

Agreement, which agreement shall be substantially in the form of Exhibit J (an “Assignment and Acceptance”).
                    (b) Any Lender may, without the consent of the applicable Loan Agent or Borrower, any other Lender to whom obligations are owed in respect of Letters of Credit issued by it or Borrower, at any time sell to one or more Lenders or other entities (a “Participant”) participating interests in any Loans, any Revolving Credit Commitment, any Letter of Credit participations or any reimbursement obligations of such Lender in respect of any Letter of Credit hereunder; provided, however, that such participation shall not increase the amount payable by Borrower in respect of taxes pursuant to Section 2.16 and, provided further that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible for the performance of its obligations hereunder; (iii) Borrower and the applicable Loan Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (iv) no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the scheduled date for the payment of any installment of principal or interest of the Loans in which such Participant is participating, (B) reduce the amount of any scheduled installment of principal of the Loans hereunder in which such Participant is participating, (C) reduce the interest rate applicable to Loans hereunder in which such Participant is participating (other than as a result of a waiver of (i) default interest or (ii) any Default or Event of Default), (D) reduce any fees or other amounts payable hereunder in which such Participant is participating (other than as a result of a waiver of (i) default interest or (ii) any Default or Event of Default); and (v) such Lender shall require its Participants to comply with the provisions of Section 10.03(b). Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Sections 2.16, 2.17 and 2.18, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
                    (c) Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee such financial and other information in such Lender’s possession concerning Borrower or its Subsidiaries which has been delivered to Lenders pursuant to this Agreement or which has been delivered to Lenders by Borrower in connection with Lenders’ credit evaluation of Borrower prior to entering into this Agreement; provided that any Transferee or prospective Transferee shall have been advised of and agreed to be bound by the provisions of Section 9.18.
                    (d) Nothing herein shall prohibit any Lender from pledging or collaterally assigning any Note in accordance with applicable law, including to any Federal Reserve Bank. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the applicable Loan Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Term Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
                    (e) The Revolving Credit Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to it and a register (the “Revolving Credit Register”) for the recordation of the names and addresses of the Revolving Lenders and the Revolving Credit Commitments of, and the principal amount of the Revolving Loans owing to, each Revolving Credit Lender from time to time and the Administrative Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Term Lenders and the Term Loan Commitments of, and the principal amount of the Term Loans owing to, each Term Lender from time to time. The entries in the Revolving Credit Register and the Register, as applicable, shall constitute prima facie evidence of the foregoing information, in the absence of manifest error, and Borrower, each other Credit Party, the applicable Loan Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Revolving Credit Register and the Register, as applicable, (and each Note shall expressly so provide). Any assignment or transfer of all or part of an Loan evidenced by a Note shall be registered on the Revolving Credit Register and the Register, as applicable, only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee. Borrower shall be entitled to review the Revolving Credit Register and the Register from time to time during regular business hours.
                    (f) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by this Section 9.04, together with payment to the applicable Loan Agent of the registration and processing fee referred to in paragraph (a) of this Section 9.04, the applicable Loan Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Revolving Credit Register or Register, as applicable, on the effective date determined pursuant thereto.
          Section 9.05 Delays and Waivers. No delay or omission by any Agent, Arranger or Lenders to exercise any right under this Agreement, the Collateral Documents or any instrument or agreement contemplated hereunder or thereunder shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.
          Section 9.06 Costs and Expenses. Borrower agrees:
                    (a) to pay or reimburse any Agent, the Arranger and the Issuing Lenders within thirty days of written demand (together with backup documentation supporting such reimbursement request) for all reasonable out-of-pocket costs and expenses incurred by them in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement or modification to, this Agreement, any Collateral Document and any other documents or instruments prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the consummation of the transactions to occur on the Closing Date, including, without limitation, the reasonable fees and out-of-pocket expenses of one primary counsel to the Agents and one local counsel in each appropriate jurisdiction with respect thereto;
                    (b) to pay or reimburse each Lender, each Agent, the Arranger and the Issuing Lenders within thirty days of written demand (together with backup documentation supporting such reimbursement request) for all reasonable costs and out-of-pocket expenses incurred by any of them in connection with the enforcement or preservation of any rights under this Agreement, the Notes, any Collateral Document, and any other documents or instruments prepared in connection herewith or therewith and in connection with any refinancing or restructuring of the Obligations in the nature of a “work-out”, including, without limitation, reasonable fees and out-of-pocket expenses of two consultants or restructuring advisors (such consultants or restructuring advisors shall be reasonably acceptable to Borrower) and one outside counsel and one local counsel in each appropriate jurisdiction to the Agents and to each of the several Lenders (unless there is an actual conflict of interest in which case each such party with such conflict shall be entitled to retain separate counsel); and
                    (c) to pay or reimburse Agents or the Arranger within thirty days of written demand (together with backup documentation supporting such reimbursement request) for all reasonable appraisal, accounting, audit, search, recordation and filing fees, incurred or sustained by them in connection with the matters referred to under paragraphs (a) and (b) above.
          Section 9.07 Telephone Indemnity. Borrower shall protect Lenders and the Agents and hold them harmless from and not liable for any and all actual loss, damage, claim or expense (including, without limitation, reasonable attorneys’ fees of one counsel) incurred by Agents or Lenders in connection with or in relation to any act or any failure to act upon telephone instructions received by Lenders or Agents from Borrower or any Person who has identified himself as an authorized officer of Borrower, whether or not the instructions are actually given by an authorized officer of Borrower except to the extent such action or failure to act is a result of any such Agent’s or any such Lender’s (or their officer’s, director’s, employee’s or agent’s) gross negligence, bad faith or willful misconduct as determined by a final decision of a court of competent jurisdiction).
          Section 9.08 Other Indemnity. (a) Borrower agrees to indemnify and hold harmless the Agents, each Lender and each of their respective officers, directors, agents and employees, (each an “Indemnified Person”), from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable fees, expenses and disbursements of counsel) which may be incurred by or asserted against Agents, the Arranger any Lender, any Issuing Lender or any such other indemnified Person in connection with or arising out of any investigation, litigation or proceeding related to this Agreement, the Loans, the Term Loan Commitments, the Revolving Credit Commitments, the Letters of Credit, the use of proceeds of the Loans or Letters of Credit or the negotiation and preparation of documentation in connection herewith or therewith, whether or not any Agent, the Arranger, any Issuing Lender or such Lender is a party thereto; provided, however, that Borrower shall not be required to indemnify any such Indemnified Person from or against any portion of such claims, damages, liabilities or to the extent such claim, damage, loss, liability or expense is (i) determined by a final decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence, willful misconduct or bad faith of such Indemnified Person or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Person, (ii) from a material breach of a Credit Document by such Indemnified Person or its officers, directors, employees or agents acting at the direction of such Indemnified Person, or (iii) from a dispute is solely between Indemnified Persons or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns of such Indemnified Person not arising from an act or omission of Borrower or its Subsidiaries. The foregoing indemnification shall be binding on Borrower forever, and shall survive repayment of the Obligations and the release of any liens under the Collateral Documents. (a) Borrower hereby agrees to indemnify, defend and hold harmless the Agents, the Issuing Lenders and each Lender, and each of their respective officers, directors, employees and agents, from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees of one counsel for all Indemnified Persons) to the extent no actual conflict exists, which may be incurred by or asserted against any Agent, Issuing Lender or Lender or any such indemnified Person in connection with or arising out of any investigation, litigation or proceeding, or any action taken by any Person, with respect to any Hazardous Materials Claim arising out of or related to any of the Properties which are subject to a Lien in favor of the Collateral Agent as contemplated hereunder (including, without limitation, any Hazardous Materials Claim arising out of or relating to any (i) release of Hazardous Materials on, upon, under or into any such Properties or (ii) damage to real or personal property or natural resources and/or harm or injury to Persons alleged to have resulted from such release of Hazardous Materials on, upon or into any such Properties); provided, however, that Borrower shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising out of the gross negligence, willful misconduct or bad faith of such indemnified Person. The foregoing indemnification is the personal obligation of Borrower, binding on Borrower forever, and shall survive repayment of the Obligations and release of record of the mortgages or deeds of trust in favor of Collateral Agent encumbering the Properties and any transfer of the Properties by foreclosure or by deed in lieu of foreclosure. The foregoing indemnification shall not be affected or negated by any exculpatory clause that may be contained in any of the Collateral Documents. It is expressly understood and agreed that to the extent that Collateral Agent and/or Lenders are strictly liable under any such law, regulation, ordinance or requirement, Borrower’s obligation to Collateral Agent and Lenders under this indemnity shall likewise be without regard to fault on the part of Borrower or its Subsidiaries with respect to the violation or condition which results in liability to Collateral Agent and/or Lenders; provided, however, that Borrower shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising after the Collateral Agent shall have foreclosed or otherwise taken possession of such property which is caused by any action or inaction of the Collateral Agent after such time.
                    (c) The Agents and each Lender agree that in the event that any such investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any of its officers, directors, agents and employees, or trustees and advisors of an Approved Fund, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, or trustees and advisors of an Approved Fund, for which any Agent or Lender may desire indemnity or defense hereunder, such Agent or Lender shall promptly notify Borrower in writing.
                    (d) Borrower at the request of any Agent or Lender, shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, and any Agent, in any event, may participate in the defense thereof with legal counsel of such Agent’s choice if such Agent asserts defenses that raise potential conflicts of interest with Borrower. No action taken by legal counsel chosen by any Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair Borrower’s obligation and duty hereunder to indemnify and hold harmless each Agent and each Lender (unless such action is grossly negligent or constitutes bad faith or willful misconduct).
          Section 9.09 Choice of Law. EXCEPT FOR COLLATERAL DOCUMENTS GOVERNED BY THE LAWS OF ANOTHER STATE OR COUNTRY, THE AGENTS AND LENDERS AND BORROWER AGREE THAT THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, THE NOTES AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          Section 9.10 Personal Jurisdiction; Waiver. THE AGENTS AND LENDERS SHALL ENFORCE ANY CLAIM ARISING UNDER THIS AGREEMENT, THE NOTES, OR ANY COLLATERAL DOCUMENT IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE AGENTS AND LENDERS MAY ENFORCE EACH CLAIM IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND LOCATED IN CHICAGO, ILLINOIS OR NEW YORK, NEW YORK. FOR THE PURPOSE OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF BORROWER AND ITS SUBSIDIARIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
          Section 9.11 Service of Process. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS PROVIDED HEREIN NOT LESS THAN FIVE (5) DAYS AFTER THE APPLICABLE SUMMONS IS ISSUED AND SHALL BECOME EFFECTIVE UPON MAILING. NOTHING CONTAINED IN THIS SECTION 9.11 SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN

ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER OR ANY GUARANTOR IN ANY OTHER JURISDICTION.
          Section 9.12 Waiver of Jury Trial. EACH AGENT, EACH LENDER AND BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY AGENT, ANY LENDER AND/OR BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
          Section 9.13 Section Headings. Section headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.
          Section 9.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
          Section 9.15 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts (provided that Borrower shall execute each counterpart), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. Delivery by telecopier or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          Section 9.16 No Reliance by Lenders. Lenders hereby acknowledge that they have not, in good faith, relied upon any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in extending or maintaining the loans under this Agreement.
          Section 9.17 Entire Agreement. This Agreement, any writing referred to in Section 2.15 and any agreement, document or instrument attached hereto or referred to herein (i) integrate all the terms and conditions mentioned herein or incidental hereto, (ii) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (iii) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such agreement, document or instrument (including such letter agreement) and as the complete and exclusive statement of the terms agreed to by the parties.
          Section 9.18 Confidentiality. Each Lender and each Agent agree to keep information obtained by it pursuant hereto and the other Collateral Documents confidential , and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender’s or such

Agent’s, as the case may be, employees, representatives, agents or affiliates who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender or such Agent, as the case may be, on a non-confidential basis from a source other than Borrower or such information that is in the public domain at the time of disclosure, (iii) to the extent disclosure is required by law, regulation, subpoena or judicial order or process (which requirement or order shall be promptly notified to Borrower unless such notice is legally prohibited) or requested or required by bank regulators or auditors or any administrative body or commission to whose jurisdiction such Lender or such Agent, as the case may be, may be subject, (iv) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.18, (v) to the extent required in connection with any litigation between Borrower and/or any Guarantor and any Lender or any Agent, (vi) following an Event of Default, in connection with any proceeding in the Bankruptcy Court to enforce their rights under the Credit Documents or with the sale or other realization on any Collateral under any Collateral Document, or (vii) with Borrower’s prior written consent.
          Section 9.19 [Reserved.].
          Section 9.20 Replacement of Lenders. If any Lender does not consent to any proposed amendment, modification, waiver or termination of the Credit Documents pursuant to Section 10.06 requiring the consent of all affected Lenders in respect of which the consent of the Majority Lenders is obtained (any such Lender, a “Non-Consenting Lender”), then Borrower shall have the right to replace in its entirety such Lender (the “Replaced Lender”), on five Banking Days’ prior written notice (or such shorter notice as agreed by the applicable Loan Agent) to the applicable Loan Agent and such Replaced Lender, with one or more other Persons (collectively, the “Replacement Lender”) reasonably acceptable to the applicable Loan Agent, Borrower and, in the event such Replaced Lender is a Revolving Credit Lender, the Issuing Lender (which acceptance in any case shall not be unreasonably withheld); provided, that: (i) at the time of any replacement pursuant to this Section 9.20, the Replaced Lender and the Replacement Lender shall enter into one or more Assignment and Acceptance, substantially in the form of Exhibit J (appropriately completed), pursuant to which the Replacement Lender shall acquire all of the Commitments, participating interests in Letters of Credit, and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued, but theretofore unpaid fees owing to the Replaced Lender and (c) any other amounts payable to the Replaced Lender under this Agreement. Upon the execution of the respective assignment documentation, the making of the appropriate entries in the Register, the payment of amounts referred to in the preceding sentence and, if so requested by the Replacement Lender, delivery to the Replacement Lender of appropriate Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender; provided, that is agreed that the applicable Loan Agent may execute the assignment documentation on behalf of the Non-Consenting Lender to the extent such Non-Consenting Lender refuses and all other conditions herein have been satisfied. For the avoidance of doubt, it is understood that neither any Agent nor any Lender shall be obligated to be or to find any Replacement Lender.

ARTICLE X
RELATION OF LENDERS
          Section 10.01 Agents; Enforcement of Guaranties. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Agents to take such action on its behalf under the provisions of this Agreement and each other instrument or agreement contemplated hereunder and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or such other instrument or agreement, together with such powers as are reasonably incidental thereto. Each Lender agrees that no Lender shall have the right individually to enforce the Guarantee and Collateral Agreement or the other Collateral Documents and hereby appoints the Collateral Agent to act upon the direction of the Majority Lenders to enforce each such Agreement. The Operating Banks agree that none of such Lenders shall take any action to enforce the Operating Bank Guaranty, respectively, until the Collateral Agent has commenced to enforce the Guarantee and Collateral Agreement upon the direction of the Majority Lenders pursuant to the preceding sentence. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in such other instrument or agreement, no Agent shall have any duties or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any such other instrument or agreement or otherwise exist against any Agent. Each Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
                    (b) Each Lender hereby authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and to take all action contemplated by the Collateral Agency Agreement; provided that the Collateral Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document or take any action thereunder without the direction of the Loan Agent. Except as permitted by Section 10.13, the Loan Agents shall not direct the Collateral Agent to enter into or consent to any amendment, modification, termination or waiver of any provision of any Collateral Document or direct the Collateral Agent to take any action thereunder without the prior consent of the Majority Lenders. Each Lender agrees that no Lender shall have any right individually to seek or to enforce or to realize upon the security granted to the Collateral Agent under the Collateral Documents, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of all of the Secured Creditors upon the terms of the Collateral Documents and the Collateral Agreement.
          Section 10.02 Pro Rata Sharing. All principal, interest and fee payments on the Revolving Credit (other than sums under Sections 2.14(a)(ii), 2.14(a)(iii) and 2.15 or other provisions which provide for payments to specific Lenders) shall be divided pro rata among Lenders according to their respective Revolving Credit Commitment Percentages, and all principal, interest and fee payments on the Term Loan Facility (other than sums under Section 2.15 or other provisions which provide for payments to specific Lenders) shall be divided pro rata among Lenders according to their respective Term Loans. All sums realized under the Guarantee and Collateral Agreement (or any guaranty executed and delivered pursuant to Section

3.04) and all proceeds of Collateral distributed to Lenders under the Collateral Agency Agreement (subject to Section 10.13(f)) shall be allocated as set forth in the Collateral Agency Agreement.
          Section 10.03 Set-off. (a) Subject to the rights of the Secured Creditors with respect to any Collateral and in addition to any Liens granted by Borrower or any of its Subsidiaries to the Collateral Agent and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of an Event of Default, each Secured Creditor is hereby authorized by Borrower at any time and from time to time with the prior consent of the applicable Loan Agent, without notice to Borrower, or to any other Person (any such notice being hereby expressly waived) to set-off all deposits (excluding payroll, tax, petty cash and trust accounts) of Borrower and any other Debt at any time held or owing by such Secured Creditor to or for the credit of Borrower against and on account of the Secured Obligations owing to such Secured Creditor irrespective of whether or not the applicable Loan Agent or such Secured Creditor shall have made demand under this Agreement or any Collateral Document and to the extent the Secured Obligations are matured. Each of the Lenders agrees that it shall not, without the express consent of the applicable Loan Agent, set-off against the Obligations or any other amounts owing to such Lender any accounts of Borrower now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so by the applicable Loan Agent, take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral for the purpose of which is, or could be, to give such Lender any preference or priority against any other Secured Creditor with respect to the Collateral.
                    (b) If at any time or times any Lender shall receive by payment, foreclosure, set-off or otherwise, any proceeds of any Collateral or any payments with respect to the Secured Obligations arising under, or relating to, this Agreement or the Collateral Documents, except for any such proceeds or payments received by such Lender or any Issuing Lender from the applicable Loan Agent or Collateral Agent pursuant to the terms of this Agreement or the Collateral Agency Agreement, such Lender shall promptly purchase, without recourse or warranty, an undivided interest and participation in the Secured Obligations owed to the other Lenders (or, after an Event of Default, the other Secured Creditors) so that such excess payment received shall be applied ratably as among Lenders in accordance with their respective Commitment Percentages (or, after an Event of Default among the Secured Creditors as provided for in the Collateral Agency Agreement); provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
                    (c) Each Secured Creditor other than in its capacity as a Lender shall be entitled to any rights conferred upon it under this Agreement or any of the Collateral Documents only on the condition and understanding that it shall be bound by the terms of this Section 10.03 to the same extent as Lenders.

          Section 10.04 Liability of Agents. No Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for its or such Person’s or its officers, directors, employees agents, attorneys-in-fact or Affiliates) own gross negligence or willful misconduct or bad faith) or (ii) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or any officer thereof contained in this Agreement or in any other instrument or agreement contemplated hereunder or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other instrument or agreement contemplated hereunder or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other instrument or agreement contemplated hereunder or for any failure of Borrower or any Subsidiary to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of agreements contained in, or conditions of, this Agreement or any other instrument or agreement contemplated hereunder, or to inspect the properties, books or records of Borrower or any Subsidiary.
          Section 10.05 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or telephone message, electronic message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower or any Guarantor), independent accountants and other experts selected by any Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other instruction or agreement contemplated hereunder unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other instrument or agreement contemplated hereunder in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.
          Section 10.06 Approvals; Amendments. Subject to the other provisions of this Section 10.06, this Agreement and the Collateral Documents may be amended or waived only upon the prior express written consent of Borrower or Guarantors, as the case may be, party thereto and the Majority Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of Majority Lenders, action shall be taken by an Agent for and on behalf or for the benefit of all Lenders upon the direction of Majority Lenders, and any such action shall be binding on all Lenders; provided, however, that (i) unless each Lender directly and adversely affected thereby (it being understood that, for the purposes of Section 10.06 (d), (e) or (g), all Lenders shall be deemed to be directly affected thereby) agree in writing, no amendment, modification, consent or waiver shall be effective which:

                    (a) increases the amount of any Commitment of any Lender or extends the expiry date thereof,
                    (b) reduces interest (other than as a result of waiving a Default, Event of Default or default interest), principal, commissions or fees owing hereunder,
                    (c) extends the scheduled date on which any sum is due hereunder,
                    (d) releases all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or, subject to the proviso in Section 10.13(c) and Section 10.13(e), releases all or substantially all of the Collateral (except (i) in connection with dispositions thereof permitted under this Agreement, (ii) as permitted by subsections 10.13(b) or (d), (iii) any Guarantor may be released from its obligations under the Credit Documents if all of the Capital Stock of, or substantially all of the assets of, such Guarantor are disposed of in a transaction permitted by this Agreement or (iv) as otherwise expressly permitted by this Agreement),
                    (e) reduces the percentage specified in the definition of “Majority Lenders”,
                    (f) amends or waives the provisions of this Section 10.06, or
                    (g) reduces a specified percentage required for consent in any other provision requiring consent of a specified percentage of Lenders without consent of such percentage of Lenders, and
(ii) unless (x) all Revolving Credit Lenders, if there are two (2) or less Revolving Credit Lenders or (y) the Majority Revolving Lenders, and the Revolving Credit Agent agree in writing, no amendment, modification, consent or waiver shall be effective which waives or otherwise adversely effects the rights of the Revolving Credit Lenders under 10.13(g).
          Notwithstanding the foregoing, (i) the Agents may enter into technical amendments to the Collateral Agency Agreement without the consent of the Lenders, (ii) the Agents may enter into amendments to the Operating Bank Guaranty replacing Annex I thereto without the consent of the Lenders, (iii) no amendment, modification, consent or waiver shall be effective which reduces the amount of any mandatory prepayment under Section 2.13 without the consent of the holders of at least a majority in interest of each Facility. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (other than any to which its consent is required under clauses (a) through (g) above), except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).
          Further, notwithstanding anything to the contrary contained in Section 10.06, if the Agents and Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Agents and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Majority Lenders within five Banking Days following receipt of notice thereof.
          Section 10.07 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest, commissions and fees payable to Agent hereunder for the account of Lenders, unless such Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to Lenders. The Agents shall take such action with respect to such Event of Default as shall be requested by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until the Agents shall have received any such request, any such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as such Agent shall deem advisable in the best interests of Lenders.
          Section 10.08 Credit Decision. Each Lender expressly acknowledges that neither Agents nor any other Lender nor any of their respective Affiliates nor any respective officer, director, employee, agent or attorney-in-fact of any of them has made any representation or warranty to it and that no act by any Agent or any other Lender hereafter taken, including any review of the affairs of Borrower and its Subsidiaries and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent or any other Lender to such Lender. Each Lender represents to each Agent and to each other Lender that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantors and made its own decision to enter into this Agreement and extend credit to Borrower hereunder (without reliance on any Agent or any other Lender). Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantors (without reliance on any Agent or any other Lender). Except for notices, reports and other documents expressly required to be furnished to Lenders by an Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Guarantor which may come into the possession of any Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          Section 10.09 Lenders’ Indemnity. Each Lender agrees to indemnify each Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably, according to the sum of (i) its Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the sum of its outstanding Revolving Loans, participating interests in Letters of Credit and unreimbursed drawings in respect of Letters of Credit), and (ii) its outstanding Term Loans, in each case determined in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such sum immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans or the Letters of Credit) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided however, that no Lender shall be liable for the payment to any Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees and expenses of counsel and the allocated cost of in-house counsel) incurred by any such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any Collateral Document, or any document contemplated by or referred to herein to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower.
          Section 10.10 Agents as Lender. Each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent; and the term “Lenders” shall include each Agent in its individual capacity. Each Agent and its subsidiaries and affiliates may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust or other business with Borrower or any of its Subsidiaries or Affiliates as if it were not an Agent.
          Section 10.11 Notice of Transfer. Subject to Section 9.04(a), the applicable Loan Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Credit for all purposes hereof unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by the applicable Loan Agent.
          Section 10.12 Resignation of Agent. Any Agent may resign upon forty-five (45) days’ written notice to Lenders and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint (or, in the case of the resignation of the Collateral Agent, shall have the right to direct the Administrative Agent to appoint) a successor to such Agent (which shall be either a Lender or a commercial bank with capital and surplus in excess of $500,000,000 and which successor, unless an Event of Default under Section 8.01 has occurred and is continuing, shall be reasonably acceptable to Borrower). If no successor shall have accepted such appointment within forty-five (45) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of Lenders, appoint a successor with the consent of Borrower (not to be unreasonably withheld or delayed). Upon the acceptance by the successor of its appointment hereunder, the successor shall succeed to and become vested with all the rights and obligations of the retiring Agent, and the retiring Agent shall be discharged from its obligations under this Agreement. The provisions of this Article X and Sections 9.06, 9.07 and

9.08 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.
          Section 10.13 Collateral Matters. (a) Each Loan Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances to the Collateral Agent (“Agent Loans”) which Loan Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment of the Obligations or to pay any other amount chargeable to Borrower or any Guarantor pursuant to the terms of this Agreement or any Collateral Document, including, without limitation, costs, fees and expenses as described in Section 9.06; provided, however, that the Agent Loans shall not exceed $250,000 without the prior written consent of Majority Lenders. The Agent Loans shall be repayable on written demand and be secured by the Collateral. The Agent Loans shall not constitute Loans but shall otherwise constitute Obligations hereunder. The applicable Loan Agent shall notify each Lender in writing of each such Agent Loan, which notice shall include a description of the purpose of such Agent Loan. Without limitation to its obligations pursuant to Section 10.09, each Lender agrees that it shall make available to the applicable Loan Agent, upon the applicable Loan Agent’s demand, in immediately available funds, the amount equal to such Lender’s Commitment Percentage of each such Agent Loan. If such funds are not made available to the applicable Loan Agent by such Lender within one (1) Banking Day after the applicable Loan Agent’s demand therefor, the applicable Loan Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing the date of such demand and ending on the date such amount is received.
                    (b) Lenders acknowledge that Borrower and its Subsidiaries have created and will create Liens permitted by this Agreement on a substantial portion of their property, including Collateral, to secure obligations owed to Persons other than the Secured Creditors and that Borrower and its Subsidiaries from time to time have requested and will request the Loans Agents and Collateral Agent to execute and deliver releases and subordinations with respect to Liens on the Collateral created by the Collateral Documents in connection with transactions permitted by this Agreement (such as Borrower and its Subsidiaries obtaining financing on equipment and other property secured by Liens described in the definition of “Permitted Liens”). Lenders hereby irrevocably authorize the applicable Loan Agent, at its option and in its discretion, to direct the Collateral Agent to release or subordinate on terms reasonably satisfactory to the Collateral Agent any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments and Term Loan Commitments, as applicable, and indefeasible payment in full and satisfaction of all of the Obligations; or (ii) constituting property being sold or disposed of if the sale or disposition is permitted hereunder; or (iii) constituting property in which neither Borrower nor any Guarantor owned an interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower or any Guarantor; or (v) if approved, authorized or ratified in writing by the Majority Lenders (subject to Section 10.06(d)); or (vi) subject to a Permitted Lien or other Lien permitted by Section 7.03; or (vii) not owned by Borrower or any Guarantor. Upon request by the applicable Loan Agent at any time, Lenders will confirm in writing the applicable Loan Agent’s authority to so direct the release of particular types or items of Collateral pursuant to this Section 10.13(b). The Lenders hereby irrevocably authorize Loan Agents, at their option and discretion (1) to direct the Collateral Agent to release and subordinate, on terms reasonably satisfactory to the Collateral Agent and the Borrower, Liens on Collateral which is also subject to Permitted Liens, (2) to execute any release, subordination or acknowledgement documents requested by Borrower in order to effect any release or subordination described in this paragraph (b) and (3) to execute acknowledgements with respect to leases to the effect that the Property subject to such leases is not subject to the Liens created by the Credit Documents or Collateral, and the Loan Agents and the Collateral Agent shall have no liability to the Secured Creditors for actions taken pursuant to this paragraph (b). This paragraph (b) is intended as an authorization by the Lenders to permit the Loan Agents and the Collateral Agent to take the actions described herein and neither Borrower nor any of its Subsidiaries or any other Person shall be entitled to the benefits hereof. In reliance on and pursuant to the foregoing authority the Loan Agents and the Collateral Agent may enter into subordination agreements and take other actions requested by Borrower in order to provide assurance to purchase money financing sources and their assignees and successors of their priority in particular items of Collateral, notwithstanding that such financing sources and their assignees and successors may have failed to maintain perfected first priority security interests thereon.
                    (c) Without in any manner limiting any Agent’s authority to act without any specific or further authorization or consent by the Majority Lenders (as set forth in Section 10.13(b) above), each Lender agrees to confirm in writing, upon request by Borrower, the authority to direct the release of Collateral conferred upon the Loan Agents under clauses (i) through (vii) of Section 10.13(b) above. Upon receipt by any Loan Agent of confirmation from the Majority Lenders of its authority to direct the release of any particular item or types of Collateral, such Loan Agent shall (and is hereby irrevocably authorized by Lenders to) direct the Collateral Agent to execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Creditors herein or pursuant hereto upon such Collateral; provided, however, that (i) such Loan Agent shall not be required to direct the Collateral Agent to execute any such document on terms which, in such Loan Agent’s opinion, would expose any Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower and its Subsidiaries in respect of) all interests retained by Borrower and its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
                    (d) The Lenders hereby irrevocably agree that the Loan Agents and Collateral Agent are authorized to release the Liens in favor of the Secured Creditors upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations owing as of the date of such termination (other than contingent indemnification obligations). The Lenders authorize the Collateral Agent to execute and deliver any documentation evidencing the release of such Liens.
                    (e) No Agent shall have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Loan Agents or the Collateral Agent pursuant to any Collateral Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Loan Agents or Collateral Agent in this Section 10.13 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each of the Loan Agents and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given each Loan Agent’s and Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Loan Agents and Collateral Agent shall have no duty or liability whatsoever to any Lender (except as specifically provided in this Agreement and the Collateral Documents).
          EACH LENDER FURTHER ACKNOWLEDGES AND AGREES THAT THE LOAN AGENTS AND COLLATERAL AGENT SHALL NOT BE RESPONSIBLE FOR, AND SHALL HAVE NO LIABILITY OR OBLIGATION WITH RESPECT TO, THE VALIDITY, EFFECTIVENESS, GENUINENESS, ENFORCEABILITY OR SUFFICIENCY OF THIS AGREEMENT, THE NOTES, THE COLLATERAL DOCUMENTS, ANY OTHER INSTRUMENT OR AGREEMENT CONTEMPLATED HEREUNDER OR THEREUNDER, ANY ACTION TAKEN OR NOT TAKEN OR ANY DECISION MADE BY ANY PERSON (OTHER THAN ANY AGENT) WITH RESPECT TO ANY THEREOF OR WITH RESPECT TO THE COLLATERAL, THE FAILURE OF BORROWER OR ANY SUBSIDIARY TO PERFORM ITS OBLIGATIONS HEREUNDER OR THEREUNDER, ANY MISREPRESENTATION BY BORROWER OR ANY SUBSIDIARY HEREUNDER OR THEREUNDER, OR THE VALUE OF ANY COLLATERAL OR THE CREATION, ATTACHMENT, PERFECTION OR PRIORITY OF ANY SECURITY INTEREST OR LIEN PURPORTED TO BE CREATED BY THE COLLATERAL DOCUMENTS, THIS AGREEMENT OR SUCH OTHER INSTRUMENTS OR AGREEMENTS AND THAT THE AGENTS HAVE UNDERTAKEN NO INDEPENDENT REVIEW OR ANALYSIS WITH RESPECT TO ANY OF THE FOREGOING.
                    (f) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of the Secured Obligations (as defined in the Collateral Agency Agreement) solely on the condition and understanding, as among the Agents and Lenders, that (i) the Secured Obligations shall be entitled to the benefit of the Collateral to the extent expressly set forth in the Collateral Documents, and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Secured Obligations; but Collateral Agent in its separate capacity as agent hereunder is acting solely as agent for the Lenders and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligations whatsoever to any holder of Secured Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Lender under any separate instrument or agreement or in respect of any Secured Obligations; and (iii) each Lender shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement or the Collateral Documents, by the Collateral Agent, at the direction of any Loan Agent on behalf of the Lenders; and (iv) no holder of Secured Obligations shall exercise any right of setoff, bank’s lien or similar right except as expressly provided in Section 10.03.

                    (g) Any Collateral proceeds received by any Loan Agent from the Collateral Agent pursuant to Section 4(b) clause Third of the Collateral Agency Agreement shall be applied and paid to the Obligations as follows:
     First: To each Loan Agent, the Revolving Syndication Agent, and the Collateral Agent in an amount equal to all costs and expenses (other than principal and interest) incurred in connection with performing their respective duties hereunder and under the Collateral Documents, including, without limitation, those related to or in connection with the administration of this Agreement or the enforcement of their respective rights under the Collateral Documents;
     Second: To the Revolving Credit Lenders and the Issuing Lenders in an amount equal to all accrued and unpaid interest and accrued and unpaid fees and commissions payable pursuant to Section 2.14 outstanding in respect of Revolving Loans hereunder or under the Revolving Notes and, if such proceeds shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to the Revolving Credit Lenders and the Issuing Lenders in proportion to the unpaid amounts of such accrued and unpaid interest, fees and commissions owed to the respective Revolving Credit Lenders or Issuing Lender, as the case may be;
     Third: To the Revolving Credit Lenders in an amount equal to all unpaid principal of the outstanding Revolving Loans, to the Issuing Lenders in the amount of any unreimbursed Letter of Credit drawings (to the extent they have not been converted into a Revolving Loan), to Revolving Credit Agent for deposit as cash collateral, for application against drawings under any Letters of Credit, up to an amount equal to the undrawn amount of such Letters of Credit, to Interest Expense Hedging Agreement Counterparties, up to an amount equal to all unpaid Obligations in respect of Interest Expense Hedging Agreements and, if such proceeds shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to the Revolving Credit Lenders, the Issuing Lenders, the Revolving Credit Agent and the Interest Expense Hedging Agreement Counterparties in proportion of such amounts owed under this clause Third to the respective Revolving Credit Lender, Issuing Lender, Revolving Credit Agent or Interest Expense Hedging Agreement Counterparties, as the case may be;
     Fourth: To the Term Lenders in an amount equal to all accrued and unpaid interest and accrued and unpaid fees and commissions payable pursuant to Section 2.14 outstanding hereunder or under the Term Notes and, if such proceeds shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to the Term Lenders in proportion to the unpaid amounts of such accrued and unpaid interest, fees and commissions owed to the respective Term Lender;

     Fifth: To the Term Lenders in an amount equal to all unpaid principal of the outstanding Term Loans, if such proceeds shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to the Term Lenders, in proportion of such amounts owed under this clause Fifth to the respective Term Lender;
     Sixth: To any accrued and unpaid fees, commissions and other sums payable pursuant to this Agreement and not paid pursuant to clauses Second through Fifth of this provision and, if such proceeds shall be insufficient to make such payments in full, then ratably (without priority of any one obligation over any other) in proportion to the unpaid amounts of accrued and unpaid fees, commissions and other sums so owed; and
     Seventh: Any surplus then remaining shall be paid to Borrower or its successors or assigns, or to whomever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.
          Section 10.14 Collateral Agent. The Collateral Agent shall be entitled to the standards of care, indemnities and other rights set forth in this Article Ten as are set forth for any other Agent, mutatis mutandis, except as may be expressly provided otherwise hereunder, or in the Collateral Documents.
          Section 10.15 Conversion. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein, the Lenders hereby agree:
                    (a) upon the Consummation of the Plan of Reorganization, the occurrence of the Backstop Rights Offering Effective Date Condition (as defined in the Plan of Reorganization), and the satisfaction or waiver by the Majority Lenders of all other conditions set forth in Section 4.01 of the Exit Credit Agreement (the “Conversion Conditions”), so long as no Event of Default has occurred and is continuing, to convert and continue all of the then outstanding principal amount of the Loans under this Agreement into the equivalent amount and type of “Loans” as defined in the Exit Credit Agreement (the “Exit Loans”). Upon the Administrative Agent’s determination that the Conversion Conditions have been met, such conversion shall (i) occur automatically, without action of any of the Lenders or any other Person, and (ii) be evidenced by the execution and delivery of the Exit Credit Agreement and the other “Credit Documents” as defined in the Exit Credit Agreement (collectively, the “Exit Loan Documents”) by the Borrower, the Guarantors and the Administrative Agent. The Exit Loans shall be governed by the Exit Loan Documents; or
                    (b) upon the Consummation of the Plan of Reorganization, the occurrence of the Harbinger Investment Effective Date Condition (as defined in the Plan of Reorganization), and the satisfaction or waiver by the Majority Lenders of all other conditions set forth in Section 4.01 of the Alternative Exit Credit Agreement (the “Alternative Conversion Conditions”), so long as no Event of Default has occurred and is continuing, to convert and continue all of the then outstanding principal amount of the Loans under this Agreement into the equivalent amount and type of “Loans” as defined in the Alternative Exit Credit Agreement (the

“Alternative Exit Loans”). Upon the Administrative Agent’s determination that the Alternative Conversion Conditions have been met, such conversion shall (i) occur automatically, without action of any of the Lenders or any other Person, and (ii) be evidenced by the execution and delivery of the Alternative Exit Credit Agreement and the other “Credit Documents” as defined in the Alternative Exit Credit Agreement (collectively, the “Alternative Exit Loan Documents”) by the Borrower, the Guarantors and the Administrative Agent. The Alternative Exit Loans shall be governed by the Alternative Exit Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION, as debtor and debtor-in- possession
By:	/s/ Marc D. Bassewitz
	Name:	Marc. D. Bassewitz
	Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and as a Lender
By:	/s/ Gavin Balera
	Name:	Gavin Balera
	Title:	Authorized Signatory

WELLS FARGO FOOTHILL, LLC, as Revolving Credit Agent and as Issuing Lender
By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as Revolving Syndication Agent
By:	/s/ Jack A. Myers
	Name:	Jack A. Myers
	Title:	Vice President

THE CIT/GROUP BUSINESS CREDIT, INC., as Lender

By:	/s/ Jack A. Myers
	Name:	Jack A. Myers
	Title:	Vice President

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